File Number 024-11180

PART II – OFFERING CIRCULAR

OFFERING CIRCULAR DATED: SEPTEMBER 3, 2020

DLP POSITIVE NOTE FUND LLC

605 Palencia Club Drive
St. Augustine, FL 32095
(800) 350-8061

Best Efforts Offering of

$50,000,000

Note Investments (“Notes”)

Minimum Note Holder Investment: $50,000.

This Offering Circular consists of an offer and sale on a best efforts basis of up to an aggregate of $50,000,000 in Notes of DLP POSITIVE NOTE FUND, LLC (the “Company”) in any 12 month period. The offering will commence as soon as this Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”) and shall remain open to new and existing investors until terminated in the Manager’s sole discretion. This Offering is not a mutual fund or other entity registered under the Investment Company Act of 1940 and therefore, Investors will not be afforded those regulatory protections set forth in the Act. We intend to rely on the exemption contained in Section 3(c)(5)(C) of the Investment Company Act of 1940 (“ICA”), which provides an exemption from registration for those entities primarily engaged in “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. 15 U.S.C. § 80a-3(c)(5)(C). The Fund intends to issue real estate backed loans. These loans will be made primarily to real estate investors throughout the United States. The Fund will acquire “liens on and interests in real estate” from those looking to build, rehabilitate, or otherwise improve real estate. The Fund may also, from time to time, provide leverage against other loans made by its Affiliates to real estate investors. The Fund does not, at this time, intend to expand beyond the real estate market. In all circumstances, the vast majority of its investments will be in the real estate market. In doing so, the Fund should be able to maintain its exemption from registration. See: Risks Related to Compliance and Regulation in Risk Factors herein. This offering is available to both accredited and non-accredited investors. Generally, if you are a non accredited investor, your aggregate investment in any particular offering may not exceed more than 10% of the greater of your annual income or net worth.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C). For general information on investing, we encourage you to refer to http://www.investor.gov.

The Company is a Delaware limited liability company. The manager of the Company is DLP PNF MANAGER LLC (the “Manager”), a Delaware limited liability company. The Company will endeavor to produce risk adjusted returns by investing in loans with both affiliates and non-affiliates primarily secured by single-family and multi-family properties, in addition to other commercial real estate asset classes and equity investments in which the Manager feels confident and comfortable in its ability to invest, underwrite and mitigate risk effectively in order to achieve the Company’s target returns.

The Company is offering to investors, pursuant to this Offering Circular, an opportunity to purchase Notes in the minimum aggregate amount of Fifty Thousand Dollars ($50,000) (the “Minimum Investment Amount”) and up to the maximum aggregate amount of Fifty Million Dollars ($50,000,000) (the “Maximum Offering Amount”) in any twelve-month (12) period (the “Offering”). The Manager, in its sole discretion, may increase or decrease the Minimum Investment Amount.

	Price to public	Underwriting discounts and commissions (1)	Proceeds to Issuer	Proceeds to Other Persons

Note Sales	$50,000,000	-	$49,950,000	$50,000	(2)

Total Minimum (3)	-	-	-	-

Total Maximum (3)	-	-	-	-

TOTAL	$50,000,000	-	$49,950,000	$50,000	(2)

(1)	The Company does not intend to use commissioned sales agents or underwriters. Please refer to the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information.
(2)
Proceeds may be used to pay the fees associated with the Company’s accountants, legal counsel and other service providers in connection with preparing and filing this Offering Circular. Such amounts are not contingent on the amount of securities sold.

(3)	There is no minimum or amount for this offering. The maximum amount is $50,000,000 in any 12 month period.

Investing in the Notes involves a high degree of risk, including risks associated with income tax, use of proceeds and conflicts of interest. Before buying any Notes, you should carefully read the discussion of material risks of investing in the Notes in Risk Factors herein. This Offering Circular supersedes any prior offering circular with respect to the Notes.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS.  THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THERE IS AT THIS TIME, NO PUBLIC MARKET FOR THE SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AN OFFERING CIRCULAR WHICH IS NOT DESIGNATED AS A PRELIMINARY OFFERING CIRCULAR IS DELIVERED AND THE OFFERING STATEMENT FILED WITH THE COMMISSION BECOMES QUALIFIED.

NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF.

NASAA UNIFORM LEGEND:

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED 'BLUE SKY' LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY THE FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

IMPORTANT INFORMATION REGARDING THIS OFFERING CIRCULAR

This Offering Circular has been prepared solely for the benefit of authorized persons interested in the offering. This Offering Circular does not constitute an offer or solicitation to any person except those particular persons who satisfy the suitability standards described herein.

This Offering Circular is part of an offering statement that has been filed with the SEC, using a continuous offering process. Periodically, as the Company makes material investments, or have other material developments, the Company will provide an Offering Circular Supplement that may add, update or change information contained in this Offering Circular. Any statement made in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The offering statement filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular Supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that the Company will file periodically with the SEC. See the section entitled Additional Information below for more details.

There is no public market for the Notes, and none is expected to develop in the future. Sums invested are also subject to restrictions upon withdrawal and transfer, and the investments offered hereby should be purchased only by investors who have no need for liquidity in their investment.

Non-U.S. investors have certain restrictions on resale and hedging under Regulation S of the Act. Distributions under this offering might result in a tax liability for the non-U.S. investors. Each prospective investor is urged to consult his, her or its own tax advisor or pension consultant to determine his, her or its tax liability.

No person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Offering Circular, and any such information or representations should not be relied upon.  Any prospective purchaser of Notes who receives any such information or representations should contact the Manager immediately to determine the accuracy of such information. Neither the delivery of this Offering Circular nor any sale hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or in the information set forth herein since the date hereof.

Prospective investors should not regard the contents of this Offering Circular or any other communication from the Company as a substitute for careful and independent tax and financial planning. Each prospective investor is encouraged to consult with his, her, or its own independent legal counsel, accountant and other professionals with respect to the legal and tax aspects of this investment and with specific reference to his, her, or its own tax situation, prior to investing.

The purchase of Notes by an individual retirement account (“IRA”), Keogh plan or other qualified retirement plan involves special tax risks and other considerations that should be carefully considered. Income earned by qualified plans as a result of an investment in the Company may be subject to federal income taxes, even though such plans are otherwise tax exempt.

The Notes are offered subject to prior sale, acceptance of an offer to purchase, and to withdrawal or cancellation of the offering without notice. The Manager reserves the right to reject any investment in whole or in part.

The Manager will make available to any prospective investor and his, her, or its advisors the opportunity to ask questions and receive answers concerning the terms and conditions of the offering, the Company or any other relevant matters, and to obtain any additional information to the extent the Manager possesses such information.

The information contained in this Offering Circular has been provided by the Manager. This Offering Circular contains summaries of documents not contained herein, but all such summaries are qualified by references to the actual documents. Copies of documents referred to in this Offering Circular, but not included as an exhibit, will be made available to qualified prospective investors upon request.

SUMMARY OF OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”), and Subscription Agreement, should be read in their entirety before any investment decision is made. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Operating Agreement. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, then this Offering Circular shall prevail.

The Company

DLP Positive Note Fund LLC, (the “Company”) is a Delaware limited liability company which was organized on January 16, 2020, as a Delaware limited liability company, with a principal office located at 605 Palencia Club Drive, Augustine, FL 32095. The Company will endeavor to produce  risk adjusted returns by investing in a range of real estate backed opportunities. The Company was formed to primarily invest in a portfolio of secured real estate loans with both affiliates and non-affiliates and real estate projects with both affiliates and non-affiliates including but not limited to investments into Affiliates’ other funds as well as non-affiliate real estate funds, preferred and/or common equity investments and partnerships, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds.  The Company’s direct investment in real estate assets will include, without limitation, acquiring land for the construction of, or the purchase of, office buildings, multi-family, residential housing projects, senior living, retail projects, industrial projects and other income producing assets and acquiring other real estate assets that the Company believes are fundamentally sound and present income and/or growth opportunities. The loans will include, without limitation, short term loans secured by real estate through mortgages and deeds of trusts.

The Manager

DLP PNF Manager LLC (the “Manager”) is a Delaware limited liability company located at 605 Palencia Club Drive, Augustine, FL 32095. The Manager will manage the day to day operations of the Company, shall be responsible for the overall performance of the Company and has discretionary authority over the assets of the Company.  The Manager and its Affiliates will receive significant management and other fees.

Investment Objective

The objective of the Company is to provide real estate backed loans to investors including Affiliates intended to generate returns in excess of the interest paid to the Note Holders.

Offering Size

The Company is seeking to raise $50 million in Note sales during the twelve month period from the date this Offering commences.  The goal of the Company is to raise in the aggregate $100,000,000 in Note sales in the next five (5) years.

Minimum Investment Amount

Investors shall have the opportunity to purchase notes (“Notes”) from the Company in the minimum aggregate amount of Fifty Thousand Dollars ($50,000) (“Minimum Investment Amount”), however; the Manager, in its sole discretion, may increase or decrease the Minimum Investment Amount.

Target Interest

The interest rate paid on the Notes (the “Note Rates”) will vary depending on the size of a Note Holder’s investment and the duration of the Note; however, it is anticipated that the Note Rate will be between 6% and 10% per annum. See Note Schedule.

Manager’s Capital Commitment

The Manager will invest in the Company, directly or indirectly through its Affiliates or members, an amount no less than five percent (5%) of the aggregate amount of Notes issued to Note Holders. The investment will be made as an equity capital contribution as a member of the Company (the “Capital Commitment”) and will be subordinate to the Notes issued to the Note Holders of the Company.

Company Term

The Company is intended to be an open-ended “evergreen” Company with no set end date. We expect to offer the Notes for up to two years after the initial effective date of the Offering unless extended by our Manager. Should we determine to register a follow-on offering, we may extend the offering up to an additional 180 days as permitted by the rules of the SEC. If we decide to continue our primary offering beyond two years from the initial effective date of the Offering, we will provide that information in a prospectus supplement. In addition, we reserve the right to terminate this offering for any other reason at any time. The Manager expects to originate and acquire assets (“Company Assets”) on a frequent and ongoing basis and will continue to do so indefinitely or until the Manager believes market conditions do not justify doing so. The Manager intends generally to utilize the interest payable on the Loans, the payment of principal on the Loans, distributions on Company Assets and the return of capital from the sale or disposition of Company Assets to originate and acquire new Company Assets, however; the Manager expects to manage the Company’s investments and capital structure in such a manner as to attempt to provide a reasonable level of capability for the Company to pay the Notes when due and to accommodate redemption requests given the relatively illiquid nature of real estate based investments in general. See also Redemption and Early Repayment. If the Manager deems it appropriate based on evolving market conditions and dynamics, the Manager shall cease to originate and acquire new Company Assets and shall distribute any return of capital from the disposition of Company Assets in accordance with the Waterfall, as defined herein, until all Company Assets have been liquidated. See Company Waterfall-Distributions, The Manager may choose to redeem Notes and liquidate Company Assets at any time during the life of the Company.

The Company intends to have multiple tiers of rates based on the amount of money invested from a Note Holder and the duration of the maturity (the “Note Schedule”). These tiers may change from time to time in response to market conditions and in an effort to remain competitive, however, once a Note is issued the interest rate will not change and for new Notes the tiers will not change more than once, annually and will only take effect once the Company has filed a post qualification amendment to this Offering. All Notes will be available immediately upon qualification.  No Notes will be reserved for later offerings.  Notes will be offered on the same terms, subject to the qualifications set forth in the Note Schedule.  The realized interest rates, as set forth in the Note Schedule are based upon the amount of money invested and the date of the investment, and all Note Holders within the same tier will be treated equally.  The interest rate for each maturity date and dollar amount combination shall be set by the Manager in a Note Schedule to be published periodically, which shall change no more frequently than on an annual basis, subject to the Company filing a psot qualification amendment to this Offering and which shall apply only to the offering of new Notes.  Notes may be purchased, with the consent of the Manager, at any time at the interest rate and terms defined for that period by the Manager. The Company may prepay the outstanding principal and interest to any Note Holder at any time without penalty.

Note Holders will be lenders to the Company on a Pari Passu basis with the other Note Holders and shall have a blanket secured interest in the Company Assets. As security for the performance and payment of Company’s obligations to the Note Holders under the Notes, the Company will grant to the Note Holders a security interest in all Company Assets, whenever acquired, including without limitation, all real property, equipment, fixtures, tenant improvements, deposits, deposit accounts, accounts receivable, shares, units, membership and partnership interests, contract rights, securities, mortgages, notes, trust deeds, beneficial interests, instruments, and any and all assignments of the same, and intellectual property (including, but not limited to, patents, patent applications, copyrights, trademarks, trade names, and goodwill), together with all replacements thereof or substitutions therefore, and all proceeds thereof (the “Security”). This secured interest will generally be in a senior position except in circumstances where individual Company Assets have been or are being pledged by the Company to any senior lender (“Credit Facility or “Facility”).

Monthly Interest Payments

Note holders shall have the option (prior to any liquidation of the Company) to receive their interest paid either (a) via ACH, or (b) reinvested and compounded.

Redemption and Early Repayment

The Notes will either have a stated Maturity Date or will be an Open Redemption Option Note which Open Redemption Option Note has a Maturity Date of ninety (90) days after the Note Holder provides written notice to the Company that the Note Holder desires the Note to be redeemed which Maturity Date may be extended for a period of an additional ninety (90) days by the Company.  The Note Holder shall have responsibility for notifying the Manager of its desire to cash-out its Note (the “Cash Out Notice”). No later than 90 days prior to the Maturity Date, a Note Holder shall notify the Manager of Note Holder’s desire to cash-out and receive payment of outstanding principal and interest upon the Maturity Date. If the Note Holder does not provide the 90 day Cash-Out Notice, the Note upon the Maturity Date will automatically extend at the Note rate less 1% until either (i) the Note Holder notifies the Company that it wishes for the outstanding balance of the Note to be rolled over into a new Note, based on the Note Schedule, and such new Note is executed, or (ii) 90 days after the Note Holder provides a Cash-Out Notice. The Company shall have the right, upon receipt of 90 days Cash-Out Notice, to continue to make interest payments on a monthly basis to the Note Holder at the existing Note Rate plus 1% for up to 90 days beyond the Maturity Date without such continuation constituting an Event of Default. An Open Redemption Option Note may be redeemed at any time by the Note Holder providing ninety (90) days’ advance written notice to the Company. The Company shall have the right, upon receipt of 90 days Cash-Out Notice, to continue to make interest payments on a monthly basis to the Note Holder at the existing Note Rate plus 1% for up to 90 days beyond the 90 days without such continuation constituting an Event of Default, In addition, the Note Holder may request an early repayment of a Note. The granting or not of the early Repayment request shall be subject to the sole discretion of the Manager. In the event of an early repayment the Note Holder will pay an Early Repayment Fee.  Early Repayment Fee” means a fee up to 5% as determined by the Manager, in its sole discretion, of the original principal balance of the Note, plus an amount equal to the interest rate differential between the original interest stated on the Note and the interest allocable to the shortened holding period, per the Note Schedule, will be charged for any Notes repurchased early.

Investor Suitability

This offering is available to both accredited and non-accredited investors. Generally, since this is a Tier 2 Offering, if you are a non-accredited investor, your aggregate investment in any particular offering may not exceed more than 10% of the greater of your annual income or net worth.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C). Each purchaser must execute a Subscription Agreement and Investor Questionnaire making certain representations and warranties.  (See “Investor Suitability herein”).

Financial Reporting

The Company expects to use the accrual basis of accounting and shall prepare its financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). As a Tier 2, Regulation A offering, upon the qualification of our initial offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports on Form 1-K, semi-annual reports on Form 1-SA, current reports on Form 1-U, special reports on Form 1-K and Form 1-SA and 30 days after the completion or termination of the offering the Company will file an exit report on Form 1-Z.

Affiliates of the Manager

The Affiliates of the Manager include, but are not limited to DLP Real Estate Capital, Inc., DLP Real Estate LLC, DLP Real Estate Management, DLP Construction Management LLC, DLP Capital Partners, LLC, Direct Lending Partners LLC, Alliance Servicing LLC and Alliance Property Transfer, LLC, as well as other companies or funds including DLP Lending Fund, LLC, DLP Income & Growth Fund I, LLC and DLP Preferred Returns Equity Fund LLC. Affiliates also include any existing or any such future entities and funds in which Don Wenner is either directly or indirectly a controlling principal.

Management Fee

The Manager will charge an annual Management Fee of one percent (1%) of the total Company Assets Under Management (“AUM”) based upon the then current Stated Value of the Company Assets (the “Management Fee”). The Management Fee shall be calculated, prorated, and paid at the end of each calendar month.

Company Administration

It is the intention of the Company that the Manager will also manage the administration and investor relations functions, the cost of which shall be a Company Expense.  The Company will pay the Manager a fee of .5% of the Company’s AUM based upon the then Stated Value of the Company’s Assets.  Loan servicing shall be administered internally by the Manager, or an Affiliate of the Manager at usual and customary market rates. The Manager may, in its sole discretion, retain the services of an outside third-party administrator.

Leverage/Credit Facilities

The Company and/or any special purpose vehicles (SPV’s) of the Company may choose to borrow money from time to time from one or more third party senior lenders (“Credit Facilities” or “Facilities”) and may pledge one or more Company Assets as collateral for any such borrowing. Any Facility shall be nonrecourse to the Members. The Manager (and/or its principals) and the Company may agree to provide its Guarantees for a given Facility but are not required to do so. Any Facility will likely have covenants that affect the Company, any SPVs, and the Manager. There is no limitation on the amount of senior debt the Company may incur.

Company Expenses

Company Expenses shall include, but not necessarily be limited to the following: Company organizational costs, legal and accounting related costs for tax return preparation, financial statement preparation and/or audits, legal fees and costs, filing, licensing or other governmental fees, other third party audits, loan servicing fees, insurance costs (including without limitation GL, D&O, E&O and Fidelity), Company administration costs, fees associated with any Credit Facilities; and any other expenses associated with the operation of the Company or management of its Assets. Expenses may include expenses for services provided by Affiliates and costs and expenses may be apportioned and/or reimbursed to or from Affiliates.

Key Man Insurance

DLP Capital Partners LLC, the sole member of the Manager is a beneficiary of a life insurance policy on the life of Donald Wenner in the minimum amount of $5,000,000. The proceeds of such a policy is intended to provide the Manager with sufficient liquidity to be able to operate without duress while a new Key Man is identified and approved by the Members or to allow the Company to proceed with an orderly liquidation of its Assets.

Company Waterfall – Distributions

The following outlines the priority (“Waterfall”) for the distribution of cash from the Company:

●	First to interest and principal payments on any Credit Facility;
●	Second, to Note Holder interest, payable monthly;
●	Third, to Company Expenses;
●	Fourth, to Management Fees due Manager, payable monthly, and any other fees due Manager;
●	Fifth, to repayment of maturing Notes, if any; and
●	Sixth, to distribute the remaining cash to the Manager.

The Company does not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity.  Because funds are not set aside for the repayment of the Notes over their term, Noteholder’s must rely on the Company’s cash flow from operations and the Company’s ability to raise funds from the sale of additional securities or through third party credit facilities to repay the Notes at maturity.

Upon dissolution of the Company, except a dissolution caused by the dissolution, bankruptcy, or withdrawal of the Manager where a substitute Manager is retained within 90 days of such dissolution or bankruptcy or one year in the case of withdrawal, the Company will be liquidated, and the proceeds of liquidation will be applied as follows:

●	First, to interest and outstanding principal balance of any Credit Facility;
●	Second, to Note Holder principal, followed by accrued Note Holder interest, Pari Passu;
●	Third, to Company Expenses (inclusive of liquidated expenses);
●	Fourth, to Management Fees due Manager, payable monthly, and any other fees due Manager; and
●	Fifth, to the distribution of remaining assets (inclusive of Loan Loss Reserves as carried interest) to the Manager.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Securities will be sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that investments offered hereby are offered and sold only to “qualified purchasers” or at a time when our Securities are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “ accredited investor “ for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.          an individual net worth, or joint net worth with the person’s spouse, that exceeds $1.0 million at the time of the purchase, excluding the value of the primary residence of such person; or

2.          earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year. If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

ABOUT THIS FORM 1-A AND OFFERING CIRCULAR

In making an investment decision, you should rely only on the information contained in this Form 1-A and Offering Circular. The Company has not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are offering to sell, and seeking offers to buy the Notes only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of this Form 1-A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. The Company will provide the opportunity to ask questions of and receive answers from the Company's management concerning terms and conditions of the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Notes. This Form 1-A and Offering Circular do not purport to contain all of the information that may be required to evaluate the Offering and any recipient hereof should conduct its own independent analysis. The statements of the Company contained herein are based on information believed to be reliable. No warranty can be made as to the accuracy of such information or that circumstances have not changed since the date of this Form 1-A and Offering Circular. The Company does not expect to update or otherwise revise this Form 1-A, Offering Circular or other materials supplied herewith. The delivery of this Form 1-A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A and Offering Circular. This Form 1-A and Offering Circular are submitted in connection with the Offering described herein and may not be reproduced or used for any other purpose.

RISK FACTORS

There are significant risks associated with investing in the Company’s Notes and such Notes are highly speculative and should not be purchased by anyone who cannot afford a total loss of his, her or its entire investment.  Before you purchase Notes in the Company, please review below a list of material risks that the Company specifically wants to bring to your attention.  There are undoubtedly many more risks that could interfere with the business of the Company and the summary below is not intended to be full and complete. You should carefully consider the following risk factors together with all of the other information included in this Offering Circular, including the matters addressed under “Forward-Looking Statements,” in evaluating an investment in the Company’s Notes. If any of the following risks were to occur, the Company’s business, financial condition, results of operations, cash flows and ability to pay interest or principal on the Loans could be materially adversely affected.

Risks Relating to an Investment in the Company – General

We are conducting this offering on a “best efforts” basis.

This Offering is being conducted on a “best efforts” basis. No guarantee can be given that all or any of the Notes will be sold, or that sufficient proceeds will be available to conduct successful operations. The sale of a relatively small amount of Notes may reduce the ability of the Company to spread investment risks through diversification of its Company Assets. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our Notes will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make interest and principal payments.

An investment in our Notes is speculative and there is no guarantee of profitability.

The Manager anticipates that revenues from the investment in Company Assets will be sufficient to create net profits for the Company. However, there can be no assurance that revenues will be sufficient for such purpose. Although the Manager believes in each investment’s economic viability, there can be no guarantee that the investments will be profitable to the extent anticipated. Poor performance by any of the investments could significantly affect the ability of the Company to pay the interest and principal due on the Loans.

There is no guaranteed return of investor’s investment.

The investments offered hereby are speculative and involve a high degree of risk. There can be no guarantee that an Investor will realize a substantial return on investment, or any return at all, or that the Investor will not lose the entire investment. For this reason, each prospective Investor should read this Offering Circular and all documents in the Subscription Booklet carefully and should consult with his/her or its own legal counsel, accountant(s), or business advisor(s) prior to making any investment decision.

There is no assurance that we can obtain suitable financing arrangements.

The Company and/or any SPV(s) of the Company may choose from time to time to borrow money from one or more third party lenders (a “Credit Facility” or “Facility”) and utilize one or more Company Assets as collateral for any such borrowing. The Company further may issue debt securities in the future. The Operating Agreement grants the Manager significant latitude and discretion in its ability to use Credit Facilities in the operation of the Company. However, the Operating Agreement also places specific limitations on the use of Credit Facilities by the Manager, namely:

The Company will not utilize a Facility in an amount in excess of 80% of the Stated Value of any Company Asset at the time of procurement of that debt.

Any Facility shall be nonrecourse to the Investors. The Manager and/or the Company may agree to provide its Guaranty for a given Facility but is not required to do so. Any Facility will likely have covenants that affect the Company, any SPV(s), and the Manager.

While the use of leverage is designed to provide liquidity options, reduced required member equity and increase returns, it is inherently risky and may increase the risk of loss.

The Company has no Operating History.

The Company has not commenced operations since its formation. The Company is relying solely on its future operating performance and its ability to raise money to meet its obligations to the Noteholders.  Given its lack of operating history, there can be no assurance that such sources will generate sufficient cash flow to enable the Company to meet its obligations to the Noteholders.  As a result, you should not invest in the Notes unless you can afford to lose all or a significant part of your investment.

The Notes are Highly Speculative.

The Company’s goals are highly speculative and there is no assurance that the Company will be able to meet any of its goals.  If you buy Notes, you should be aware that you may not earn a substantial return on your investment in the Notes and you may, in fact, lose your entire investment.

The Notes may not be a suitable investment.

The offered Notes are not a suitable investment for all Investors. In particular, an Investor should not purchase any Notes unless such Investor understands and is able to bear the risks associated with underlying investments of the Issuer. An investment in the Notes involves substantial risks and uncertainties and should be considered only by sophisticated Investors with substantial investment experience who can afford to lose the entirety of their investment in the Issuer.

Loss of capital.

The risks associated with the business objectives could result in the total loss of capital. No guarantee or representation is made that the Manager will be successful in lowering the risks associated with the business objectives. Moreover, investments made by Investors in the Company also risk the total loss of capital, and no guarantee or representation is made that the Manager will be successful in lowering the risk associated with the business objectives.

No Certainty of Payments.

While the Company intends to make all payments due under the Notes monthly, there can be no assurance with respect to the amount or timing of such payments or that such payments will, in fact, be made.

Reliance on Manager.

All decisions regarding management of the Company’s investment affairs will be made, in general, by the Manager.  Accordingly, Noteholders should not buy Notes unless they are willing to entrust all aspects of management to the Manager or its successor(s).  Noteholders should carefully evaluate the personal experience and business performance of the Manager and their principals.  See “The Manager” and “Conflicts of Interest.”  The Manager may retain independent contractors to provide various services to the Company.  The independent contractors will have no fiduciary duty to the Noteholders and may not perform as expected.

Key Personnel.

The ability of the Manager to discharge its duties is dependent on the services of its key personnel.  The loss of the services of key personnel or one or more members of senior management of the Manager  could have a significant adverse effect on the Company and the Company’s Assets.

Receipt of Compensation Regardless of Profitability.

The Manager is entitled to receive certain significant fees and other compensation, payments and reimbursements regardless of whether the Noteholders are paid back their principal and interest under the Notes.

Accuracy of available information.

The Manager manages the Issuer and conducts the business of the Issuer, in part, on the basis of information and data provided by third parties. Although the Manager evaluates all such information and data and may seek independent corroboration when the Manager considers it is appropriate and reasonably available, the Manager is not in a position to confirm the completeness, genuineness or accuracy of such information and data, and in some cases, complete and accurate information is not available.

We may change our targeted investments and investment guidelines without Note Holder or member consent.

Our Manager may change our targeted investments and investment guidelines at any time without the consent of our Note Holders or members, which could result in our making investments that are different from, and possibly riskier than, the investments described in our Offering Circular. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of the Notes and our ability to make interest and principal payments to our Note Holders.

Our ability to operate successfully may be adversely affected by the current recession caused by the COVID-19 Pandemic.

Our ability to operate successfully may be adversely affected by the current recession caused by the COVID-19 Pandemic.  We are not able to predict the course or length of the recession and there is a substantial risk that if recessionary events continue, our ability to operate successfully may be impaired.

We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems.

We will face risks associated with security breaches, whether through cyber-attacks or cyber intrusions over the Internet, malware, computer viruses, attachments to emails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our information technology, or IT, networks and related systems. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations, and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that our efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our IT networks and related systems could adversely impact our financial condition, results of operations, cash flows, and our ability to satisfy our debt service obligations and to pay interest and principal to our Note Holders.

The Subscription Agreement and the Company’s Operating Agreement include exclusive venue provisions, and the Subscription Agreement provides that investors irrevocably waive the right to a jury trial in connection with any action, suit or counterclaim arising out of the Offering.

By executing a Subscription Agreement for this Offering Note Holders shall be agreeing to irrevocably waive their constitutional right to have any disputes, claims, or controversies arising out of or relating to the Offering or their investment in us, including, but not limited to, claims under US federal securities laws, decided by a jury and agreeing the exclusive jurisdiction for all federal and state securities law claims must be brought in the state courts located in the County of St. Johns, State of Florida or the federal courts for the Middle District of Florida located in the County of Duval, State of Florida. This may impact investors by subjecting the dispute to the sole discretion of a judge, which may be less sympathetic to a claimant and may discourage lawsuits against us. While the Seventh Amendment to the United States Constitution provides that all citizens have the right to a trial by jury in most instances, under Article IV, Section 20, of the Delaware Constitution, and under Delaware and New York case law, parties to a civil action may contractually agree to waive their right to trial by jury, and such clauses are generally enforceable. Therefore, if a lawsuit is brought in state court, the irrevocable jury trial waiver will likely be enforceable. If, however, a lawsuit is brought in federal court, a federal court may find the jury waiver clause unenforceable, which may result in its revocability. Such determination will be based upon, among other things, whether the federal court determines that state law should govern the proceedings. By agreeing to the contractual jury trial waiver, Note Holders will not be deemed to have waived our obligation to comply with the federal securities laws and the rules and regulations thereunder. The jury trial waiver provision will be enforceable against secondary purchasers to the extent permitted by applicable law.

Pursuant to the Subscription Agreement, Note Holders will also be agreeing that the state located in the County of St. Johns, State of Florida and the federal courts for the Middle District of Florida located in the County of Duval, State of Florida shall be the sole and exclusive forum for, among other things, (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s members; (iii) any action asserting a claim arising pursuant to any provision of the Florida General Corporation Law; or (iv) any action, suit or counterclaim arising out of the Offering. Therefore, investors may be compelled to travel to Florida to prosecute or defend any claims involving the Company. There is uncertainty as to whether a court would enforce the exclusive jurisdiction of the state and federal courts as et forth above.  Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce and duty or liability created by the Securities Act or the rules and regulations thereunder.  While the exclusive jurisdiction applies to claims under the Securities Act, Note Holders cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Risks Related to Compliance and Regulation

We are subject to significant government regulation, which may affect our ability to operate.

The industry in which the Company will become an active participant may be highly regulated at both state and federal levels, both with respect to its activities as an issuer of securities and its investing activities. Some of these regulations are discussed in greater detail below under “U.S. Securities Laws and Foreign Investors,” “Compliance with Anti-Money Laundering Requirements,” “Usury Risk,” “Risk that the Company May Become Subject to the Provisions of the Investment Company Act of 1940,” “Risk that the Manager May Become Subject to the Provisions of the Investment Advisers Act of 1940,” “The Company’s Reliance on Exclusions from the Investment Company Act May Impact Certain Investment Decisions,” and “Recent and Anticipated Legislative and Regulatory Activity.” The Company or the Company Assets may be subject to governmental regulations in addition to those discussed in this Offering Circular, and new regulations or regulatory agencies may develop that affect the Company’s operations and ability to generate revenue. The Company will attempt to comply with all applicable regulations affecting the markets in which it operates. However, such regulation may become overly burdensome and therefore may have a negative effect on the Company’s ability to perform as illustrated.

The Company intends to rely on the exemption contained at in section 3(c)(5)(C) of the Investment Company Act of 1940 (“ICA”), which provides an exemption from registration for those entities primarily engaged in “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. 15 U.S.C. § 80a-3(c)(5)(C). The Fund intends to issue real estate backed loans. These loans will be made primarily to real estate investors throughout the United States, with an expected focus on the East Coast. The Fund will acquire “liens on and interests in real estate” from those looking to build, rehabilitate, or otherwise improve real estate. The Fund may also, from time to time, provide leverage against other loans made by its Affiliates to real estate investors. The Fund does not, at this time, intend to expand beyond the real estate market, as the real estate market is within the Manager’s expertise. In all circumstances, the vast majority of its investments will be in the real estate market. In doing so, the Fund should be able to maintain its exemption from registration.

We are offering securities pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our securities less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements as compared to a traditional initial public offering, which may make an investment in our Securities less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regard to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our Notes, we may be unable to raise the necessary funds necessary to commence operations, or acquire property, which could severely affect the value of our Notes.

We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Investment Company Act regulates required obligations of an investment company’s product offerings including provisions regarding filings, service charges, financial disclosures and fiduciary duties. The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act based upon certain exemptions thereunder. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate and the purchase and/or sale of loans, assets and distressed assets as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, if the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Our reliance on certain exclusions from the Investment Company Act may impact certain investment decisions.

The Investment Company Act excludes a real estate program from the definition of an “investment company” if it is “primarily engaged” in, the origination or acquisition of mortgages and other liens on, and/or interests in, real estate. The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as qualifying percentages of the Company’s assets consist of (1) mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company’s assets consist primarily of real estate related assets, the Company will remain exempt from the Investment Company Act registration requirements. These formulaic requirements may negatively impact the Company’s investment flexibility and the ability of the Manager to invest in other funds, limited partnerships, limited liability companies, and other similar vehicles.

This offering is being made subject to Regulation A, which has recently undergone significant changes.

The Company is conducting this offering pursuant to Regulation A, which was amended effective June 19, 2015.  Because of these recent amendments, there is still significant uncertainty with respect to the parameters of an offering pursuant to this regulation.  In addition, these regulations may change as regulators develop practices with respect to such amendments, which changes may be detrimental to the Company or its ability to raise funds.   If the Company were to inadvertently violate the parameters of this type of offering, it may be subject to enforcement action or civil liabilities under both federal and state securities laws.  Such violation may also affect the Company’s ability to raise capital in the future.

Compliance with anti-money laundering requirements may require the Company to disclose investor information to regulatory authorities.

The Company may be subject to certain provisions of the Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“the Patriot Act”), including, but not limited to, Title III thereof, the International Money Laundering and Abatement and Anti-Terrorist Financing Act of 2001 (“Title III”), certain regulatory and legal requirements imposed or enforced by the Office of Foreign Assets Control (“OFAC”) and other similar laws of the United States. In response to increased regulatory concerns with respect to the sources of the Company’s capital used in investments and other activities, the Manager may request that Investors provide additional documentation verifying, among other things, such Investor’s identity and source of funds to be used to purchase Notes. The Manager may decline to accept a subscription if this information is not provided or on the basis of the information that is provided. Requests for documentation and additional information may be made at any time during which an investor is a Note Holder. The Manager may be required to report this information or report the failure to comply with such requests for information, to appropriate governmental authorities, in certain circumstances without informing a Note Holder that such information has been reported. The Manager will take such steps as it determines are necessary to comply with applicable law, regulations, orders, directives or special measures, including, but not limited to, those imposed or enforced by OFAC, the Patriot Act and Title III. Governmental authorities are continuing to consider appropriate measures to implement anti-money laundering laws and at this point it is unclear what steps the Manager may be required to take; however, these steps may include prohibiting a Note Holder from making a contribution of capital to the Company, from lending further monies to the Company, depositing interest to which such Note Holder would otherwise be entitled into an escrow account or causing the withdrawal of such Note Holder from the Company.

Risks Related to Conflicts of Interest

There are conflicts of interest between us, our Manager and its Affiliates.

The Manager, its Affiliates, and its principals are subject to various conflicts of interest in managing the Company. The Company will pay the Manager and/or Affiliates substantial fees, some of which are not determined by arm’s length negotiations. The Company will pay a monthly Management Fee to the Manager of 1% (annualized) of the total collective assets under management (“AUM”) as determined on the last day of each month. Given that the Management Fee and other fees are calculated off the AUM, a potential incentive exists for the Manager to inflate the AUM in order to increase the Manager’s fees.

The Manager and/or Affiliates may charge reasonable, market-based loan origination, extension, processing, underwriting, administration, loan servicing, legal, accounting and inspection fees in connection with the services provided in connection with the business of the Company. Direct Lending Partner, an Affiliate of the Manager, may receive fees in connection with the origination of mortgage loans. DLP Realty, an Affiliate of the Manager, may receive compensation in the form of commissions paid through the closing of the purchase or sale of a Company borrower, or Company Asset. DLP Construction, an Affiliate of the Manager, may receive compensation from the construction and project management services it provides to Company Borrowers or the Company directly for properties it acquires through foreclosure. Alliance Property Transfer, LLC, an Affiliate of the Manager, may receive compensation for title and escrow related services it provides to borrowers and/or the Company directly.

All fees and compensation paid to Affiliates shall be market-based and commercially reasonable at all times. In these regards, the interests of the Manager and its Affiliates are in conflict with the members and the Note Holders.

The Company does not at this time have its own officers, directors, or employees. The Manager supervises and controls the business affairs of the Company, locates investment opportunities for the Company, raises capital for the Company, administers the financial affairs of the Company, and renders certain other services. The Manager, however, shall devote only such time to the Company’s affairs as may be reasonably necessary to conduct its business. The Manager, and/or its Affiliates and principals, may be a manager of other companies (some of which may directly compete with the business of the Company) and have other business interests of significance. These conflicts are described in greater detail under “Conflicts of Interest” below.

The Company will make Mortgage Loans and Equity Investments to Affiliates of the Manager.

The Company may make loans secured by real estate and preferred and/or common equity investments to one or more of the Manager’s Affiliates, and allocating the Manager’s management time, services, and functions between such Affiliate and the Company presents an inherent conflict of interest. The Manager, however, believes that it will have sufficient staff, consultants, independent contractors, and business managers to perform all necessary responsibilities to the Company, while servicing the needs of any Affiliate who is a borrower from the Company.
Additionally, while the Company and the Manager expects to take the same approach to all borrowers, it is uncertain that the Company and Manager would exercise the same level of assertiveness and the same collection practices with Affiliated borrowers than with non-Affiliated borrowers.

The fees we pay in connection with the Offering and in connection with the acquisition and management of our investments were not determined on an arm’s length basis; therefore, we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

The fees to be paid to the Manager and other Affiliates for services they provide for us were not determined on an arm’s length basis. As a result, the fees have been determined without the benefit of arm’s length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services.

The Manager’s key real estate, finance and securities professionals will face conflicts of interest caused by our compensation arrangements with the Manager and its Affiliates, which could result in actions that are not in the long-term best interests of our Company.

The Manager and other affiliated entities will receive substantial fees from us. These fees could influence the advice given to us by the key personnel of the Manager and its Affiliates.

The payment of certain fees may influence the Manager to recommend transactions that may not be in our best interest at the time. In evaluating investments and other management strategies, the opportunity to earn fees may lead the Manager to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our Affiliates’ compensation from us and other Affiliates could result in decisions that are not in the best interests of our Note Holders, which could hurt our ability to pay interest and principal to Note Holders or result in a decline in the value of their investment.

The Manager’s real estate, finance and securities professionals acting on behalf of the Manager will face competing demands relating to their time and this may cause our operations and a Note Holder’s investment to suffer.

Our Manager and other affiliated entities rely on many of the same real estate, finance and securities professionals as the Manager, including Don Wenner, for the day-to-day operation of our business. Mr. Wenner is also an executive of other affiliated entities. As a result of his interests in other affiliated entities and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Wenner will face conflicts of interest in allocating his time among us, our Manager and other affiliated entities and other business activities in which he is involved. These conflicts of interest could result in declines in the returns on our investments and the value of a Note Holder’s investment.

The Manager may have conflicting fiduciary obligations if we enter into joint ventures or engage in other transactions with its Affiliates. As a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We anticipate making co-investments with Affiliates of the Manager through joint ventures, partnerships or other forms of investments. In these circumstances, the Manager will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The Manager’s key real estate, finance and securities professionals face conflicts of interest related to their positions and interests in our Affiliates which could hinder our ability to implement our business strategy and to generate returns to the Note Holders.

The Manager’s key real estate, finance and securities professionals are also executives, managers, and key professionals of other affiliated entities. As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our members and Note Holders. In addition, our Manager may grant equity interests in the Manager to certain management personnel performing services for the Manager. The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to members, payment of interest and principal to Note Holders and to maintain or increase the value of our assets.

The Company has no independent management.

The Company will not be independently managed, and must rely on the Manager and its management team in operating its affairs. The Manager is accountable to the Company as a fiduciary and, consequently, must exercise good faith and integrity in handling the business of the Company. Nevertheless, in the conduct of such business, conflicts may arise between the interests of the Manager and the entire management team and those of the Company, and potential Note Holders should be aware of these conflicts of interest before investing.

Lack of separate representation.

None of the agreements, contracts and arrangements between the Company, on the one hand, and the Manager or affiliates thereof, on the other hand, were or will be the result of arm’s-length negotiations. The attorneys, accountants and others who have performed services for the Company in connection with this Offering, and who will perform services for the Company in the future, have been and will be selected by the Manager. No independent counsel has been retained to represent the interests of potential Investors, and the Notes and Operating Agreement has not been reviewed by any attorney on their behalf. You are therefore urged to consult your own counsel as to the terms and provisions of the Notes, the Operating Agreement and all other related documents.

An increase in the number of Notes issued may reduce the amount the Company has available to pay to investors.

Subject to the limitations contained in Regulation A for Tier 2 offering limiting the amount of Notes to $50,000,000 in any twelve month period, the Company is open-ended, which means it does not have restrictions on the amount of Notes the Company will issue. If demand is high enough, the Company may continue to issue Notes no matter how many Note Holders there are. Additional Notes may be sold from time to time to the Manager, its Affiliates, new Investors, or current Investors that choose to exercise their Reinvestment Option. We expect to offer the Notes for up to two years after the initial effective date of the Offering unless extended by our Manager. Should we determine to register a follow-on offering, we may extend the offering up to an additional 180 days as permitted by the rules of the SEC. If we decide to continue our primary offering beyond two years from the initial effective date of the Offering, we will provide that information in a prospectus supplement. In addition, we reserve the right to terminate this offering for any other reason at any time. As additional Notes are issued, the increase in Notes may reduce the amount the Company has available to pay interest and/or principal to any one Investor, as payments will need to be distributed amongst more Notes. The Company intends to only accept additional capital to the extent it will result in additional yields sufficient to provide for the associated payments, but the Company cannot assure Investors that this will happen. In addition, subsequent sales may be on terms that are more or less favorable to the Note Holders than under the current Note Schedule.

Any adverse changes in the Manager’s financial health or our relationship with the Manager or its affiliates could hinder our operating performance and the return on investment.

We have engaged the Manager to manage our operations and any investments we may acquire. Our ability to achieve our investment objectives and to pay interest and principal to our Note Holders is dependent upon the performance of the Manager and its affiliates as well as the Manager’s real estate, finance and securities professionals in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. Any adverse changes in the Manager’s financial condition or our relationship with the Manager could hinder the Manager’s ability to successfully manage our operations and our portfolio of investments.

Risks Related to Mortgage Loans and Real Estate Asset Based Model

Real estate investing is inherently risky.

The Company will be subject to the risks that generally relate to investing in real estate. Real estate historically has experienced significant fluctuations and cycles in performance that may result in reductions in the value of the Company’s real estate related investments. The performance and value of its investments once originated or acquired depends upon many factors beyond the Company’s control. The ultimate performance and value of the Company’s investments are subject to varying degrees of risk generally incident to the ownership and operation of the properties in which the Company invests and which collateralize or support its investments.

The ultimate performance and value of the Company’s investments will depend upon, in large part, the Borrower’s or the Company’s ability to operate any given property so that it produces sufficient cash flows necessary to pay the interest and principal due to the Company on its Mortgage Loans and investments and/or to recover the Company’s equity investment in the case of Real Estate Owned (“REO”). Revenues and cash flows may be adversely affected by: changes in national or local economic conditions; changes in local real estate market conditions due to changes in national or local economic conditions or changes in local property market characteristics, including, but not limited to, changes in the supply of and demand for competing properties within a particular local property market; competition from other properties offering the same or similar services; changes in interest rates and the credit markets which may affect the ability to finance, and the value of, investments; the ongoing need for capital improvements, particularly in older building structures; changes in real estate tax rates and other operating expenses; changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, and other natural disasters, acts of war, or terrorism, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; changes in governmental rules and fiscal policies which may result in adverse tax consequences, unforeseen increases in operating expenses generally or increases in the cost of borrowing; decreases in consumer confidence; government taking investments by eminent domain; various uninsured or uninsurable risks; the bankruptcy or liquidation of major tenants; adverse changes in zoning laws; the impact of present or future environmental legislation and compliance with environmental laws; the impact of lawsuits which could cause the Company to incur significant legal expenses and divert management’s following:

Other owner(s) of a Participation in such an Asset may have different ideas, motivations, or desired outcomes than the Company which may give rise to disputes in how to manage such Asset. There may be additional legal costs for Participations in event of default due to having multiple participants in the ownership of the Asset.

The Company’s real estate related investments will be subject to varying degrees of risk and significant fluctuations in their value. The value of the Company’s investments depends upon the real property owner’s ability to repair or rehabilitate the property as projected, operate the real property in a manner sufficient to meet its commitments, including debt service, and/or maintain or increase revenues in excess of operating expenses or, in the case of real property leased to a single lessee, the ability of the lessee to make rental payments. Revenues may be adversely affected by changes in national or international economic conditions; changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics; the financial condition of tenants, buyers, and sellers of properties; competition from other properties offering the same or similar services; changes in interest rates and in the availability, cost, and terms of mortgages; the impact of present or future environmental legislation and compliance with environmental laws; the ongoing need for capital improvements (particularly in older structures); changes in real estate tax rates and other operating expenses; adverse changes in governmental rules and fiscal policies; civil unrest; acts of God, including earthquakes, hurricanes, and other natural disasters; acts of war; acts of terrorism (any of which may result in uninsured losses); adverse changes in zoning laws; and other factors that are beyond the control of the real property owners and the Company. In the event that any of the properties underlying the Company’s investments experience any of the foregoing events or occurrences, the ability of the real property owner to pay the interest and principal on any debt securities would be negatively impacted.

The Company may invest in subordinated (Unsecured or Second Lien Position) Loans which are inherently risky.

Some of the Company’s investments may consist of subordinated Mortgage Loans. Such investments will be subordinated to the senior obligations of the property or issuer, either contractually, inherently due to the nature of equity securities, or both. In the event of default on the senior debt, the Company as a holder of a subordinated loan may be at the risk of realizing a loss of up to all of its investment before the senior debt will suffer any loss. Consequently, greater credit risks are usually attached to these subordinated investments than to a Borrower’s first mortgage or other senior obligations. In addition, these securities may not be protected by financial or other covenants and may have limited liquidity. Adverse changes in the Borrower’s financial condition and/or in general economic conditions may impair the ability of the Borrower to make payments on the subordinated securities and cause them to default more quickly with respect to such securities than with respect to the Borrower’s senior obligations. In most cases, the Company’s management of its investments and its remedies with respect thereto, including the ability to foreclose on any Collateral securing investments, will be subject to the rights of the more senior lenders and contractual intercreditor provisions.

The Company’s investments are illiquid in nature.

Although some of the Company’s investments may generate current income, the illiquidity commonly associated with real estate investments may limit the Company’s ability to vary its portfolio of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property comprising one of the Company’s investments. There can be no assurances that the fair market value of any property held by the Company will not decrease in the future, leaving the Company’s investment relatively illiquid.

Furthermore, although the Manager expects that the Company’s investments will be disposed of prior to dissolution, the Company may have to sell, distribute, or otherwise dispose of its investments at a disadvantageous time as a result of dissolution.

The Company may become subject to penalties for usury.

State and federal usury laws limit the interest that lenders are entitled to receive on loans.  Statutes differ in their provision relating to usury and as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or imposes a specified penalty. Under this statutory scheme, the Borrower may have the recorded mortgage or deed of trust canceled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction,  permitting the Borrower to have the recorded mortgage or deed of trust canceled without any payment and prohibiting the lender from foreclosing.

Transactions originated or acquired by the Company may be subject to state usury laws imposing maximum interest charges and possible penalties for violation, including restitution of excess interest and unenforceability of debt. The Company intends to originate or acquire transactions which charge various rates of interest, and uncertainties in determining the legality of interest rates and other borrowing charges under some state statutes may result in inadvertent violations. Some state laws make it illegal to charge or collect interest at a rate exceeding a certain percentage rate per annum, unless the lender belongs to a class of regulated lenders such as banks, mortgage companies, or real estate brokers. It is expected that all loans made and acquired by the Company will attempt to comply with state usury restrictions, if any, and will utilize usury savings clauses; however, usury laws in the states where the Company’s investments are located may limit the ability of the Company to charge interest and may create a risk to the Company and the Company’s principal.

The Company relies on digital operations.

The Company is nearly paperless, with all documents secured and managed digitally. The Company utilizes industry proven software that allows it to track and manage its investments with confidence and accuracy. However, there are risks associated with technology. Defects in software products and errors or delays in processing of electronic transactions could result in:

●	transaction or processing errors;
●	diversion of technical and other resources from other efforts;
●	loss of credibility with current or potential customers;
●	harm to reputation; or
●	exposure to liability claims.

In addition, the Company relies on technologies supplied by third parties that may also contain undetected errors, viruses, or defects that could have a material adverse effect on the Company’s financial condition and results of operations.

Changes in market interest rates may result in a reduction of profits

A change in market interest rates may result in a reduction in profits and impair our ability to make interest and principal payments to our Note Holders.  Rapid changes, either upward or downward, in interest rates may adversely affect our profits. Any future rise in interest rates may:

•	Reduce real estate lending;
•	Increase our cost of funds;
•	Reduce our profits; and
•	Limit our access to borrowings in the capital markets.

A future decline in interest rates may:

•	Make it difficult for us to purchase and sell properties.
•	Result in significant prepayments, thereby reducing the yield to our funding sources;
•	Intensify competition.

Real estate values may decline.

A decline in real estate values could result in a reduction in acquisition opportunities which could reduce our revenues and impair our ability to pay interest and principal to our Note Holders and meet our investment objectives. Our business may be adversely affected by declining real estate values. Any significant decline in real estate values reduces the ability to purchase and sell real estate. This reduction in real estate values may reduce the number of real properties we may be able to acquire or sell, which will reduce our revenues and limit our ability to pay principal and interest and meet investment objectives.

We May Not Receive Appraisals

We may not obtain appraisals of properties we acquire, relying instead on the opinion of management with respect to the value of such properties.  If the values of such properties are inadequate, our ability to pay interest and principal to our Note Holders and meet our investment objectives will be affected.

Changes in General Economic Conditions

Our operating results are subject to significant fluctuation depending upon the effect changes in general economic conditions may have on the real estate markets.  Real estate markets are particularly sensitive to changes in general economic conditions. Real estate development and commercial activity generally slow down during recessions. On the other hand, if the economy grows too fast, interest rates may rise sharply and the cost of borrowing may cause our interest rates we pay to increase. In either scenario, our ability to acquire and sell real estate may suffer, thereby reducing our revenues and our ability to pay interest and principal to our Note Holders and meet our investment objectives will be affected.

Other General Risks of an Investment in the Company

The Company may be unable to find a sufficient number of investment opportunities to meet its investment objectives.

The Company has not identified the particular investments it will make. Accordingly, an Investor must rely upon the ability of the Manager in making investments consistent with the Company’s investment objectives and policies. Although the principals have been successful in locating investments in the past, there is no assurance the principals will be successful in the future, and the Company may be unable to find a sufficient number of opportunities to invest its committed capital or meet its investment objectives.

Furthermore, there may be a period of time before the Manager fully invests the proceeds of this Offering and begins to make payments to Note Holders and/or distributions to members. The Company’s Manager will attempt to invest the proceeds as quickly as prudence and circumstances permit; however, no assurance can be given as to how quickly the proceeds will be invested. Consequently, the payments you receive on your Notes may be reduced pending the investment of the Offering proceeds in real estate loans or direct real estate acquisition.

The Company’s Due Diligence May Not Reveal All Factors Affecting an Investment and May Not Reveal Weaknesses in Such Investments.

There can be no assurance that the Manager’s due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment, the Manager will assess the strength of the underlying properties and any other factors that they believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, the Manager will rely on the resources available to them and, in some cases, investigations by third parties.

The Company will be relying on the Manager’s discretion and acquisition expertise.

The Manager will make all Company management decisions, including Company Asset selection. The Company will be relying in large part on the Manager’s acquisition expertise. The Manager may resign at any time with one-year notice to the Members without liability to the Company or Manager.

Don Wenner is considered a Key Man. If Mr. Wenner were to leave the Manager, die, or become permanently disabled, the Manager’s ability to continue the management of the Company could be materially and adversely affected. Upon the death or permanent disability of Mr. Wenner, the Members shall have the right to approve a replacement Key Man by majority vote for a period of up to one year. If no replacement Key Man is appointed by the Members within the maximum one-year period, the Company shall permanently cease to make new investments and shall proceed with an orderly liquidation of its Assets.

An Affiliate of Manager is the beneficiary of a life insurance policy on the life of Don Wenner in the minimum amount of $5,000,000. The proceeds of the policy is intended to provide the Manager with sufficient liquidity to be able to operate without duress while a new Key Man is identified and approved by the Members or to allow the Fund to proceed with an orderly liquidation of its Assets.

If the Manager withdraws or is terminated the Members may not be able to locate a suitable replacement.

The Company presently only has one Manager. If the Manager, subject to its one-year notice requirement, withdraws from the Company, is terminated by the Members, for cause or otherwise, or is terminated as Manager by dissolution or bankruptcy, it may be difficult or impossible for the Members of the Company to locate a suitable replacement for the Manager. If it is unable to replace the Manager, the Company would proceed with liquidating the Company’s Assets, which may or may not be able to be successfully executed.

The Company’s activities may subject it to the risks of becoming involved in litigation.

The Company’s investment activities may include activities that will subject it to the risks of becoming involved in litigation by third parties. The expense of defending claims against the Company by third parties and paying any amounts pursuant to settlements or judgments would be borne by the Company and would reduce net assets and could require the Partners to return distributed capital and earnings to the Company. The management team of the Manager and their Affiliates will be indemnified by the Company in connection with such litigation, subject to certain conditions.

Because of the nature of certain of our investments, the Company may be subject to allegations of lender liability.

In recent years, a number of judicial decisions in the U.S. have upheld the right of Borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “lender liability”). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the Borrower or has assumed a degree of control over the Borrower resulting in creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Because of the nature of certain of the Company’s investments, the Company could be subject to allegations of lender liability.

In addition, under common law principles that, in some cases, form the basis for lender liability claims, if a lending institution (a) intentionally takes an action that results in the undercapitalization of a Borrower to the detriment of other creditors of such Borrower, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as an equity holder to dominate or control a Borrower to the detriment of the other creditors of such Borrower, a court applying bankruptcy laws may elect to subordinate the claim of the offending lending institution to the claims of the disadvantaged creditor or creditors, a remedy called “equitable subordination.” The Company could be subject to claims from creditors of an obligor that the Company’s investments in debt obligations of such obligor should be equitably subordinated. Alternatively, in bankruptcy a court may re-characterize the Company’s claims or restructure the debt using “cram down” provisions of the bankruptcy laws.

Disruptions in the financial markets or deteriorating economic conditions could adversely impact the Company’s ability to access capital.

As a result of the credit crisis and the occurrence of several high profile bankruptcies, recent government bailouts, bank failures, other negative corporate events, and certain other recent events, the financial markets have been disrupted in general and the availability and cost of capital for the Company and that of the Company’s competitors have been adversely affected. The achievement of the Company’s targeted rate of return is dependent, at least in part, upon the Company’s ability to access capital at rates and on terms the Manager determines to be acceptable. If the Company’s ability to access capital becomes significantly constrained, the Company’s financial condition and future investments may be significantly adversely affected.

Uninsured losses including those relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders’ investment.

The Company will require that all Assets are insured against hazard. However, some events may be uninsurable or insurance coverage for such events may not be economically practicable. Losses from earthquakes, floods, or other weather phenomena, for example, as well as losses due to theft or fraudulent acts that could occur may be uninsured and cause losses to the Company. In addition, insurance may lapse without proper notice to the Manager and/or Assets may become temporarily uninsured and sustain damage during this period.

There may not be sufficient quality opportunities to immediately invest the proceeds received when Assets are paid off or disposed.

There is a risk that when the Assets are paid off or disposed of, there may not be sufficient quality opportunities to immediately redeploy the proceeds received from these payoffs or sales proceeds into new Assets. If the Company is unable to locate new Assets in a timely manner, the excess cash may decrease the overall yield to the Company, or the Manager may choose to repay Note Holders a portion or all of their principal and any accrued interest earlier than expected.

The real estate and financial sectors are highly competitive industries and competitive conditions could adversely affect our business or financial results.

The business and arena in which the Company is engaged is highly competitive, and the Company and Manager compete with numerous established entities, some of which have more financial resources and experience in the business than the Company or Manager. The Company and Manager expect to encounter significant competition from other market participants including private lenders, private equity fund managers, real estate developers, pension funds, real estate investment trusts, other private parties, potential investors or homeowners, and other people and/or entities with objectives similar in whole or in part to those of the Company. Any general increase in the availability of capital for such purposes may increase competition for Company Assets and could reduce the yields they produce, including those of the Company.

Investment of cash in Money Market Accounts involves a risk of loss.

The Company intends to place all its cash which is not otherwise invested in Money Market Accounts. Each Money Market Account will consist of investments that are immediately liquid, and that, in the Manager’s judgment, are sufficiently safe while producing a yield on the Company’s cash.

We may become subject to the Investment Company Act, which could interfere with our intended operations.

The Company intends to operate so as to not be regulated as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) based upon certain exemptions thereunder. Companies that are subject to the Investment Company Act must register with the SEC and become subject to various registration, governance, and reporting requirements. Compliance with such restrictions would limit the Company’s flexibility and create additional financial and administrative burdens on the Company. The Company believes it can avoid these restrictions based on one or more exemptions provided for companies like the Company. Specifically, the Company expects to be exempted from registration under the Investment Company Act because the Company will not make a public offering of the Notes and the Company will be primarily engaged in purchasing or acquiring mortgages and other liens on, and interests in, real estate as determined under exemptions from the Investment Company Act and rules issued thereunder. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. However, the SEC has recently indicated that it may seek to narrow the exemption from registration for entities engaged in purchasing or acquiring mortgages and other liens on real estate. If the Company fails to qualify for exemption from registration as an investment company, its ability to conduct its business as described herein will be compromised. Any such failure to qualify for such exemption would likely have a material adverse effect on the Company.

Though the Manager does not intend to register under the Investment Advisers Act, it may be required to register under one or more state investment adviser acts (“State Advisers Acts”). State Advisers Acts are similar to the Investment Advisers Act but generally apply to investment advisers that are not subject to the Investment Advisers Act because of the amount of AUM or other exemptions from registration. The Manager intends to seek exemptions from such registration where possible. If the Manager does have to register under one or more State Advisers Acts, such registration may create administrative and financial burdens on the Manager.

Our Manager may become subject to the Investment Company Act, which would subject it to various regulatory requirements.

The Manager has not registered as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) and intends to operate so as to not be required to register as an investment adviser with the SEC for as long as possible (based upon certain exemptions thereunder). Specifically, investment advisers are not required to register under the Investment Advisers Act so long as they have less than $110 million in AUM, and the Manager expects to be further exempted from registration so long as the Manager has less than $150 million in AUM based on the fact that it is a manager to a real estate company that is a qualifying private company exempt from registration under the Investment Company Act. If or when the Manager exceeds that threshold, unless it is eligible for another exemption, it will be required to register under the Investment Advisers Act and will be subject to various restrictive provisions provided for therein. The Manager cannot determine at this time, what, if any, impact such registration and restrictions will have on its business or the business of the Company.

The Company’s Reliance on Exclusions from the Investment Company Act May Impact Certain Investment Decisions

The Investment Company Act excludes a real estate program from the definition of an “investment company” if it is “primarily engaged” in, the origination or acquisition of mortgages and other liens on, and/or interests in, real estate. The Manager has not sought a no-action letter from the SEC to confirm that the Company is eligible for this exemption. However, the Manager will rely on guidance issued by the SEC stating that so long as qualifying percentages of the Company’s assets consist of (1) mortgages and other liens on or interests in real estate; and (2) the remaining percentage of the Company’s assets consist primarily of real estate related assets, the Company will remain exempt from the Investment Company Act registration requirements. Because the Company is relying on an exemption that is dependent on the nature of the Company’s investment holdings, the Manager may need to consider such restrictions when assessing a potential investment for the Company, and may decide not to pursue an asset because such asset would jeopardize the Company’s use of the exemption, as opposed to whether or not the asset would otherwise be a sound investment for the Company.

Recent legislative and regulatory initiatives have imposed restrictions and requirements could have an adverse effect on our business.

The U.S. Congress, the SEC, and other regulators have taken, or represented that they may take, action to increase or otherwise modify the laws, rules, and regulations applicable to techniques and instruments in which the Company may invest. New (or modified) laws, rules, and regulations may prevent, or significantly limit the ability of, the Manager from using certain such instruments or from engaging in such transactions. This may impair the ability of the Manager to carry out the Company’s investment strategy and may otherwise have an adverse impact on the Company’s returns. Compliance with such new or modified laws, rules, and regulations may also increase the Company’s expenses and therefore, may adversely affect the Company’s performance. It is not possible at this time to predict with certainty what, if any, impact the new or modified regulations will have on the Manager or the Company, and it is possible that such impact could be adverse and material.

We may become liable for indemnification obligations to our Manager or its affiliates.

The Company will be required to indemnify the Manager and certain affiliated persons and entities of the Manager for liabilities incurred in connection with the affairs of the Company. Such liabilities may be material and have an adverse effect on the returns to the Members. The indemnification obligation of the Company will be payable from the assets of the Company, and Investors may be required to return certain amounts distributed to them to satisfy the indemnity obligations of the Company.

Risks Specific to Note Holders

Risk of Failure to Notify Manager of Desire to Cash-Out at Maturity

The Note Holder shall have responsibility for notifying the Manager of its desire to cash-out its Note. No later than 90 days prior to the Maturity Date, a Note Holder shall notify the Manager of Note Holder’s desire to cash-out and receive payment of outstanding principal and interest upon the Maturity Date. If the Note Holder does not provide the 90 day Cash-Out Notice, the Note upon the Maturity Date will automatically extend at the Note rate less 1% until either (i) the Note Holder notifies the Company that it wishes for the outstanding balance of the Note to be rolled over into a new Note, based on the then current Note Schedule, and such new Note is executed, or (ii) 90 days after the Note Holder provides a Cash-Out Notice.

Risk of 90-Day Continuance at Election of the Company

The Company may not be able to repay the principal balance of a Note at its Maturity Date. The Company shall have the right, upon receipt of 90 days Cash-Out Notice, to continue to make interest payments on a monthly basis to the Note Holder at the existing Note Rate plus 1% for up to 90 days beyond the Maturity Date without such continuation constituting an Event of Default.

Notes are not Liquid

An investment in the Notes is intended as an illiquid investment, and Notes are only repurchased or repayable early upon the written consent of the Manager, which may be withheld in its sole discretion.

Restrictions on Transfer

You will be required to represent that you are acquiring the Notes for your own account for investment purposes only and have no present intention, agreement or arrangement for the distribution, transfer, assignment, resale or subdivision of the Notes.  Note Holders will not be free to sell or transfer Notes without written consent from the Manager which may be withheld in its sole discretion. There is no market for the Notes, public or private, and there is no likelihood that one will ever develop. Note Holders must be prepared to hold their Notes to the Maturity Date, or beyond, and as a long-term investment. To comply with applicable tax and securities laws, the Manager, in its sole discretion, may refuse to consent to a transfer or assignment of Notes.

Pari Passu Intercreditor Interests; Note Holder Representative

The respective interests of each Note Holder in and to any payments made by the Company in respect of the Notes, any Security, and any collections in connection with the foreclosure of such Security shall be Pari Passu and no Note Holder shall have any priority over the other; provided further, that any such payments, Security, and/or collections received by any Note Holder, other than such payments, Security, and collections that are received by all Note Holders on a pro rata basis, shall be paid by such Note Holder to the Representative, to be held in trust for the benefit of all Note Holders.

The Representative shall initially be the Manager, and the Manager shall retain the right to select and appoint successor Representatives. The Representative shall have the authority to sign all documents and take any action necessary to protect each Note Holder’s Pari Passu rights in the Security. This means the Representative will be the only party with the authority to take any enforcement action with respect to the Notes, foreclose or take any other action to realize upon the Notes or the Security, institute any action or proceeding to collect or enforce the Notes, commence or cause to be commenced any bankruptcy or similar proceeding against the Company, or commence or exercise any other right to remedy against the Company. The Note Holder shall execute the Intercreditor Agreement as part of the documents, prior to acceptance by the Manager. By doing so, all Note Holders shall be treated equally with respect to their rights of payment.

Note Holders Have No Right to Vote or to be Involved in Management

Note Holders cannot exercise any control over the Company’s affairs and will not have any vote or influence over the Company, its investment policies, or any of its operations. The Manager will exercise complete control over the Company. The Manager has broad investment authority and may change its investment and underwriting policies (within the confines of its overall investment strategy) in its sole discretion, consistent with the duties it owes to all of the Note Holders. The Operating Agreement also provides that in its sole discretion, the Manager may withdraw from the Company at any time with one-year notice, which may result in the Company’s dissolution if a replacement is not named within such period.

Power of Attorney

Pursuant to the Intercreditor Agreement and the Subscription Agreement, the Note Holder irrevocably constitutes and appoints the Manager with full power of substitution as his/her true and lawful attorney-in-fact and agent, to execute, acknowledge, verify, swear to, deliver, record, and file, in the Purchaser’s name or his/her assignee’s name, place, and stead, all instruments, documents, and certificates that may from time to time be required by the laws of the United States of America, the State of Delaware, and any other state in which the LLC conducts or plans to conduct business, or any political subdivision or agency of the government, to effectuate, implement, and continue the valid existence of the LLC, including, without limitation, the power of attorney and authority to execute, verify, swear to, acknowledge, deliver, record and file the following:

●
The Operating Agreement, the Articles of Organization, and all other instruments (including amendments) that the Manager deems appropriate to form, qualify or continue the LLC as a limited liability company in the State of Delaware and all other jurisdictions in which the LLC conducts or plans to conduct business;

●	All instruments that the Manager deems appropriate to reflect any amendments to the Operating Agreement, or modification of the LLC, made in accordance with the terms of the Operating Agreement;
●
A fictitious business name certificate and such other certificates and instruments as may be necessary under the fictitious or assumed name statute from time to time in effect in the State of Delaware and all other jurisdiction in which the LLC conducts or plans to conduct business;

●	All instruments relating to the admission of any additional or substituted Member; and
●	All conveyances and other instruments that the Manager deems appropriate to reflect the dissolution and termination of the Company pursuant to the terms of the Operating Agreement.

The Note Holder will further authorize the Representative to take any further action which the Representative shall consider necessary or advisable in connection with any of the foregoing, giving the Representative full power and authority to do and perform each and every act or thing whatsoever requisite to be done in and about the foregoing as fully as such Note Holder might or could do if personally present. The Note Holder shall be bound by any representations made by the Representative acting in good faith pursuant to such power of attorney, and the Note Holder will waive any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith pursuant to such power of attorney.

The Company has limited Assets and in the event of a default you will likely lose your investment.

In the event of a default, it is likely that you would lose most, if not all, of your investment in the Notes.

The Notes are issued directly by the Company and there is no trustee.

The Notes will be issued directly to the Noteholders and there will not be a trustee for the Notes.  Thus, each Investor in the Notes will be a separate lender.  If, in the event of the Company’s bankruptcy or other default on the Notes, it is possible that certain Noteholders may be able to recover on their Notes before other Noteholders, despite the Notes being Pari Passu and subject to an Intercreditor Agreement, which may adversely affect the ability of the remaining Noteholders to recover on their Notes.

Bankruptcy.

If the Company becomes bankrupt or otherwise defaults on the payment of principal and interest pursuant to the Notes, enforcement of the Noteholders’ rights under the Note may be delayed. Such delay may result in loss to the Noteholders. Bankruptcy proceedings may result in a modification of the terms of the Note. Each Investor in the Notes will be a separate lender. If, in the event of the Company’s bankruptcy or other default on the Notes, certain Noteholders are able to recover on their Notes before other Noteholders, it may adversely affect the ability of the remaining Noteholders to recover on their Notes.

Limitations on Interest.

The Notes provide that if the rate of interest payable under the Notes is deemed to exceed the maximum rate of interest permitted by applicable law, then the interest rate charged would be reduced to the maximum rate of interest permissible under applicable law.  The Notes may be subject to limitations imposed by usury law.  If this interest rate limitation were deemed to be applicable to the Notes, there is a risk that the interest rate charged with respect to the Notes may be found to be usurious, and the Company or Noteholders would be subject to substantial penalties and, among other things, forfeitures of interest.

Limited Recourse.

The Notes have limited recourse in that the only source of payment on the Notes are assets of the Company and neither the Manager or any of its affiliates will be liable for payment of the Notes.  The Notes will not be guaranteed by any affiliate of the Company and no person or entity other than the Company is obligated on the Notes. Since the Company does not set aside funds to repay the Notes, there is a significant risk that you could lose all or part of your investment if we are unable to meet our obligations on the Notes.

Federal Income Tax Consequences.

The Company will not receive a ruling that the Notes will be treated as indebtedness and not equity for federal income tax purposes.

The Notes are not insured.

Because the Notes are corporate obligations they are not insured against loss by the FDIC or any governmental agency, insurance company, any affiliated companies or any other person or entity, you could lose all or part of your investment. Neither the FDIC nor any other governmental or private agency insures the Notes.  The Company is the sole party obligated to pay principal and interest on the Notes.  If its sources of liquidity, such as its cash flow and ability to raise additional funds prove inadequate, you could lose all or a part of your investment.

No Sinking Fund will be established for repayment of the Notes.

The Company does not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity.  Because funds are not set aside for the repayment of the Notes over their term, holders of the Notes must rely on the Company’s cash flow from operations and the Company’s ability to raise funds from the sale of additional securities or through third party credit facilities.  To the extent that the Company’s financial resources are not sufficient to repay the Notes, holders may lose all or a part of their investment.

The Notes may be subordinated to Senior Debt we may incur, if any.

The Notes may be subordinated, or junior in right of repayment, to senior debt incurred by the Company, if any. In the event of the Company’s insolvency, Noteholders would be repaid only if funds remain after the repayment of the Company’s senior debt.  There is no limitation on the amount of senior debt the Company may incur. Senior debt may include all forms of indebtedness incurred in connection with the Company’s borrowings from any source. These borrowings do not have to be specifically designated as “senior debt.” If the Company were to become insolvent, its senior debt, if any, would have to be paid in full prior to payment of the Notes. As a result, there may not be adequate funds remaining to pay the principal and interest on the Notes and you may lose all or a portion of your investment.

The Company is not subject to banking regulations.

Because the Company’s business operations are generally not subject to regulation and examination by federal or state banking regulators, these protections are not available to protect purchasers of the Notes. The Company’s operations are not regulated or subject to examination in the same manner as commercial banks, savings banks and thrift institutions.  The Company’s operations are not subject to the stringent regulatory requirements imposed upon the operations of those entities and are not subject to periodic compliance examinations by federal or state banking regulators designed to protect investors.

The Notes are not rated and have not been reviewed by any rating agency.

The Notes have not been rated, nor have they been reviewed by any rating agency. As a result, you will not have the benefit of any third party’s assessment as to the level of risk involved with an investment in the Notes.

Economic Uncertainties.

Repayment of the Notes will depend upon certain factors which are beyond the control of the Company and cannot be predicted accurately at this time.  Such factors include general and local real-estate and economic conditions, changes in spending patterns, and limitations imposed by government regulation.

Tax Risks

General tax considerations.

As with any investment that generates income and/or loss and distributes cash, an investment has federal income tax risks. The significant tax risks are discussed in greater detail later in this Offering Circular. All Investors are encouraged to review the tax risk section with competent tax counsel.

Investors should understand the role of the Company and the United States Internal Revenue Service (“IRS”) concerning the tax issues involved in any investment in the Company. The IRS may do any of the following:

●	Review the federal income taxation rules involving the Company and any investment in it, and issue revised interpretations of established concepts.
●
Scrutinize the proper application of tax laws to the Company, including a comprehensive audit of the Company at any time. The Company does not expect to fall under the reporting requirements for tax shelters, as the Company does not have the avoidance or evasion of Federal income tax as a significant purpose. If the Company borrows significant sums and incurs significant losses, however, the Company may be required to notify the IRS of its status as a tax shelter. The effect of such action is generally unknown but could result in increased IRS scrutiny of the Company’s taxes.

The Company will:

●	Retain an accounting firm to annually prepare a financial statement on the Company’s behalf. At the discretion of the Manager, the Manager may at any time change accounting firms; and
●	Not apply to the IRS for any ruling concerning the establishment or operation of the Company.

Investors may be subject to state and local taxes and filings.

Even if you would not otherwise be subject to tax in certain states, you may be required to file tax returns in states where we invest. Certain jurisdictions may collect taxes through withholding at the company level or at the investment level and any amounts so withheld that are allocable to your investment may be treated as a distribution to you. It is expected that income and gain we earn will subject you to tax and filing requirements in an unknown number of jurisdictions. We urge you to consult your tax advisor regarding the applicability of state and local taxes, and additional filing requirements associated with, an investment in the Company.

USE OF PROCEEDS

The net proceeds to the Company from the sale of the Notes will be equal to the aggregate principal amount of the Notes sold, less offering expenses. If the Company issues Notes in the maximum amount of $50,000,000 during any twelve-month period, the net proceeds will be approximately $49,950,000.00, after deducting estimated expenses for the preparation, filing, printing, legal, accounting and other fees and expenses related to the same. The Company intends to use the net proceeds from this offering to invest in Company Assets and originate and make non-consumer loans on real estate in target markets throughout the United States. The Company intends to invest in a range of real estate backed opportunities that the Company believes are fundamentally sound and present income and/or growth opportunities. The Company was formed to primarily invest in a portfolio of secured real estate loans with both affiliates and non-affiliates and real estate projects with both affiliates and non-affiliates including but not limited to investments into Affiliates’ other funds as well as non-affiliate real estate funds, preferred and/or common equity investments and partnerships, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds. If and to the extent required by applicable law, the Company will use a licensed mortgage broker for the transaction of all loans secured by real estate. We may not be able to promptly invest the net proceeds of this offering.  In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments are not anticipated to earn as high of a return as we expect to earn on our real estate investments. We have identified certain investment opportunities, all of which are with affiliates, however, to date we have no assets and there can be no assurance that any of the identified investment opportunities will be completed, and if completed, there can be no assurance that they will be on the same terms and conditions as have been identified.  The Company may also take any action incidental and conducive to the furtherance of the aforementioned purposes.  The Company has not identified the particular investments it will make. Accordingly, an investor must rely upon the ability of the Manager in making investments consistent with the Company’s investment objectives and policies. Although the Manager has been successful in locating investments in the past, there can be no guarantee of future success, and the Company may be unable to find a sufficient number of opportunities to invest its committed capital or meet its investment objectives. The Company does not intend to use net proceeds for the purpose of repurchasing equity interests in the Company, but because of the nature of the Company’s cash flows, some proceeds from time to time may be used for such purposes. The proceeds will be used to compensate the Manager only to the extent that such proceeds may contribute to the fees of the Manager as discussed below under “Management” in this Offering Circular.

DESCRIPTION OF BUSINESS

Overview

DLP Positive Note Fund LLC was organized as a Delaware limited liability company on January 16, 2020 pursuant to filing the Certificate of Formation with the Secretary of State of Delaware. To date, the Company has not commenced business activities.

Investment Objectives and Strategy

The Company’s objectives with respect to acquiring Assets are to effectively deploy the proceeds of this Offering in Assets which are expected to:

●	Preserve and protect each Note Holders’ principal; and
●
Provide the Note Holders with annualized returns that will vary from time to time, initially ranging from 6%to 10%, depending on investment size and duration of Note maturity (see the current Note Schedule);

The Company cannot assure Note Holders that the Company will attain these objectives or that the value of the Company’s Assets will not decrease. Furthermore, within the investment objectives and policies, the Manager has substantial discretion with respect to the selection of specific investments and the purchase and sale of the Company’s assets, both from Affiliates and non-affiliates. The Manager will review investment policies periodically to determine whether the investment policies continue to be in the best interests of members.

Strategy to Achieve Company Investment Objectives

The Company will endeavor to produce risk adjusted returns by investing in a range of real estate backed opportunities that the Company believes are fundamentally sound and present  income and/or growth opportunities. The Company was formed to primarily invest in a portfolio of secured real estate loans with both affiliates and non-affiliates and real estate projects with both affiliates and non-affiliates including but not limited to investments into Affiliates’ other funds as well as non-affiliate real estate funds, preferred and/or common equity investments and partnerships, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds. If and to the extent required by applicable law, the Company will use a licensed mortgage broker for the transaction of all loans secured by real estate. We may not be able to promptly invest the net proceeds of this offering.  In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments are not anticipated to earn as high of a return as we expect to earn on our real estate investments. We have identified certain investment opportunities, all of which are with affiliates, however, to date we have no assets and there can be no assurance that any of the identified investment opportunities will be completed, and if completed, there can be no assurance that they will be on the same terms and conditions as have been identified.  The Company may also take any action incidental and conducive to the furtherance of the aforementioned purposes.

Plan of Operation

Our Manager has the authority to make decisions regarding our investments subject to the limitations in our Operating Agreement.

THERE IS NO GUARANTEE THAT THE COMPANY WILL INVEST IN ANY PARTICULAR PROJECT OR OPPORTUNITY. FOR ANY NUMBER OF REASONS, THE COMPANY MAY OPT AGAINST PURSUING ANY PARTICULAR OPPORTUNITY.

The Company, either directly or through special purpose vehicles, which will be subsidiary funds owned by the Company, (each a “SPV”) will provide capital to real estate investors including Affiliates of the Manager. The Company and/or any SPV(s) of the Company may choose to borrow money from time to time from one or more third party senior lenders (“Credit Facilities” or “Facilities”) and may pledge one or more Company Assets as collateral for any such borrowing.

Any Facility shall be nonrecourse to the Members. The Manager (and/or its principals) and the Company may agree to provide its Guarantees for a given Facility but are not required to do so. Any Facility will likely have covenants that affect the Company, any SPVs, and the Manager.

Investments shall be made in markets in which the Manager feels confident and comfortable in its ability to invest and underwrite effectively.

The Company will typically originate and acquire Mortgage Loans that meet the following general criteria, subject to modification in the Manager’s discretion:

●
Mortgage Loans made to real estate investors, including Affiliates, often for the acquisition and rehabilitation, or refinance of non-owner occupied 1-4 unit residential, multifamily, and commercial properties.

●	The Mortgage Loans originated or acquired will generally be secured against the property.
●	The Mortgage Loans are expected to primarily be relatively short term in nature, with terms typically ranging from 6 to 18 months.
●	The maximized asset LTV for the fund will be 75%
●	Loans made to Affiliates will be underwritten to the same standards as a Mortgage Loan made to a non-affiliated borrower.
●	Generally, the Manager will cause an independent, third party valuations to be performed to determine property value.
●	Renovations will be monitored, and construction reserve funds will be released as the project progresses based upon an approved scope of work and draw schedule.
●	Borrowers will typically be required to demonstrate and document their experience in completing similar projects, as well as financial strength and creditworthiness.
●	Personal guarantees from the Borrower’s principals are typically required.
●	The Company will sell and/or participate in loans with Affiliates of the Manager and with third parties with whom the Manager, or Affiliate of the Manager has a business relationship.
●	The Company may provide leverage to Affiliates or other real estate backed companies or funds.
●	The Company may purchase existing notes from other funds, lenders and Affiliates, which meet the criteria mentioned above.

The Company will further make investments into Affiliates’ other funds, preferred and common equity investments and partnerships, the acquisition and disposition of non-performing notes, the acquisition and disposition of real estate and other real estate backed investment funds.

DESCRIPTION OF SECURITIES OFFERED

The following descriptions of our securities, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this Offering Circular is a part. See “Where You Can Find More Information.”

General

The Company is a Delaware limited liability company organized on January 16, 2020. The Company will sell Notes to its investors. (“Notes”). The Company Operating Agreement provides that it may issue an unlimited number of Notes as well as subsequent offerings subject to the approval of the Manager and subject to the limitations contained in Regulation A with regard to Tier 2 offerings which limit the sale of securities to $50,000,000 in any 12 month period.

All of the Notes offered by this offering circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the Notes, Note Holders will not be liable to the Company to make any additional investments with respect to such Notes. Holders of the Notes have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of the Company and no preferential rights to distributions.

The Company intends to have a December 31 fiscal year end.

Interest Payments

The Company expects to pay interest to Note Holders as set forth in the Note Schedule.

Although the Company reserves the right to do so, there is no current intention to list the Notes on a stock exchange or other trading market, nor is it expected that a public market for the Notes will develop. Further, the Company does not anticipate that it will distribute other assets in kind (other than in the context of a roll up transaction).

Voting Rights

Note Holders cannot exercise any control over the Company’s affairs and will not have any vote or influence over the Company, its investment policies, or any of its operations. The Manager will exercise complete control over the Company. The Manager has broad investment authority and may change its investment and underwriting policies (within the confines of its overall investment strategy) in its sole discretion, consistent with the duties it owes to all of the Note Holders.

Transfer Agent and Registrar

As of the date of this offering circular, the Company has not engaged a transfer agent, and does not intend to engage a transfer agent until such time as it is required to do so, or deems it to be in the best interest of the Company in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Arbitration

The Operating Agreement, Subscription Agreement and Note provide that to the fullest extent permitted by applicable law, other than for claims arising under federal and state securities laws, the Note Holder’s agree that all disputes arising out of or relating to the Notes, is subject to binding arbitration under then-existing rules of commercial arbitration of the American Arbitration Association and that any such arbitration shall be conducted before a single arbitrator in the County of St. Johns, Florida.

PLAN OF DISTRIBUTION

The Company is offering Notes, with a maximum capital raise of $50,000,000 in any twelve-month period pursuant to this Offering Circular. The investments will be primarily offered by associated persons of the Company’s Affiliate DLP Capital Partners LLC. In conducting this offering, such persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1.

DLP Capital Partners LLC, and platforms as may be chosen by the Manager shall not be subject to the registration requirements of Section 304 of the JOBS Act because they will not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, will not meet the definition of a “funding portal.” This Offering Circular and supplements hereto will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the dlpcapitalpartners.com website, as well as on the SEC’s website at www.sec.gov.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, and in compliance with those requirements set forth at 17 CFR § 230.255(b) (relating to solicitations of interest and other communications), we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the investments offered, these materials will not give a complete understanding of this offering, us or the investments offered and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

Other than in the United States, no action has been taken by the Company that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such offer or solicitation is unlawful.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The DLP Family of Companies

The Manager is an affiliate of the DLP family of companies (“DLP”, which stands for “Dream, Live, Prosper”). DLP was founded to fulfill a vision of passionately creating prosperity and positively impacting lives through real estate. DLP has been on a relentless mission to realize this vision and to lead wealth creation and preservation for its investors and partners through executing on innovative and affordable real estate solutions and strategies. DLP has been a faithful steward of capital for its investors, the most important constituent in the DLP ecosystem.

We leverage the experience and resources of the DLP family of companies which have an extensive background in the distressed and value-add residential and multi-family real estate space. In the past, which is no guarantee of future success, the DLP family of companies has offered investment options, not only in the real estate industry, but in the broader alternative investment spectrum as well. The DLP family of companies focus on income-producing real estate-backed debt and equity investments.

As of today, DLP has provided tens of thousands of real estate solutions, from helping homeowners sell their homes, to purchasing and renovating homes, to building brand new homes. DLP has helped hundreds of real estate investors acquire distressed properties, reposition them, and provide affordable housing to individuals, all while building and preserving wealth for our investors. Behind each “real estate solution”, is a personal story. DLP has provided more than ten thousand families, and well over twenty-five thousand people, with safe and affordable communities and homes

DLP’s Affiliates which constitute the DLP family of companies include, but are not limited to DLP Real Estate Capital, Inc., DLP Real Estate LLC, DLP Real Estate Management LLC, DLP Construction Management LLC, DLP Capital Partners, LLC, Direct Lending Partners LLC, Alliance Property Transfer, LLC, and other funds which include, but are not limited to DLP Lending Fund, LLC, DLP Income & Growth Fund I, LLC and DLP Preferred Returns Equity Fund LLC.

In addition, DLP Realty has consistently ranked as one of the top real estate teams (including #1 in PA and NJ) by Real Trends as published in the Wall Street Journal for the past 5 years and has been ranked as one of the Inc 5000 fastest growing companies for the past 7 years.

The DLP family of companies focuses on its purpose, its core values, the hiring and development of top talent and a passion for excellence.

The Company and its Affiliates believes it offers its investors a number of items which it believes gives it a competitive advantage which include:

●	A seasoned and experienced management team with developed relationships;
●	Extensive real estate acquisition and management experience;
●	Competitive lending terms and programs;
●	Established deal sourcing and underwriting processes;
●	Ability to adapt and manage operations as needed;
●	Innovative approach to internal and external products & offerings

The Company has not yet commenced operations as of the date of this Offering Circular and therefore, does not have financial statements.

PRIOR PERFORMANCE SUMMARY

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of DLP Lending Fund, LLC, DLP Fixed Fund I LLC, DLP Income &Growth Fund I LLC, DLP Preferred Returns Equity Fund LLC and DLP Equity Fund II LLC. Each of these are real estate funds managed by our Manager, or affiliate of our Manager, which is an affiliate of our sponsor and which have similar investment objectives to the company.

The returns to our members and our ability to pay on the Notes will depend in part on the mix of investments in real estate, real estate secured loans and other assets in which we invest. Because our portfolio is unlikely to mirror the portfolio of DLP Lending Fund, LLC, DLP Fixed Fund I LLC, DLP Income & Growth Fund I, LLC, DLP Preferred Returns Equity Fund LLC and DLP Equity Fund II, LLC, the returns to our members and our ability to pay on the Notes will vary from those generated by the above reference Funds. You should not assume the past performance of the above referenced Funds will be indicative of our future performance.

Overview of DLP Lending Fund, LLC

DLP Lending Fund, LLC was organized on September 11, 2014 as a Delaware limited liability company for the primary purpose of originating and making non-consumer loans on real estate in target markets throughout the United States. Typically, DLP Lending Fund, LLC invests in first mortgages. DLP Lending Fund, LLC commenced a private placement pursuant to Rule 506(c) of Regulation D. The offering is a $100,000,000 offering consisting of both the sale of notes and the sale of membership units.  The offering commenced on October 22, 2014. DLP Lending Fund, LLC has raised $95,905,952 consisting of the sale of notes and membership units.

The Manager of DLP Lending Fund, LLC is DLP Management Group, LLC an affiliate of our sponsor and manager.  The prior performance of DLP Lending Fund, LLC is set forth in the tables below.

Overview of DLP Fixed Fund I, LLC

DLP Fixed Fund I, LLC was organized on February 18, 2014 as a Pennsylvania limited liability company for the primary purpose of providing non-consumer loans and preferred equity investments in target markets throughout the United States.  DLP Fixed Fund, LLC commenced a private placement pursuant to Rule 506(c) of Regulation D. The offering was a $100,000,000. offering consisting of both the sale of notes and the sale of membership units. The offering commenced on July 1, 2015. DLP Fixed Fund, LLC has raised $12,164,889 consisting of the sale of notes and membership units. DLP Fixed Fund I, LLC has been closed.

The Manager of DLP Fixed Fund I, LLC was DLP Capital Partners LLC, an affiliate of our sponsor and manager.  The prior performance of DLP Fixed Fund I, LLC is set forth in the tables below.

Overview of Income & Growth Fund I, LLC

DLP Income & Growth Fund I, LLC was organized on December 16, 2015 as a Pennsylvania limited liability company for the primary purpose of making non-consumer loans to real estate investors, loans to Affiliates, investments into Affiliates’ other funds, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds. DLP commenced a private placement pursuant to Rule 506(c) of Regulation D. The offering is a $100,000,000 offering consisting of both the sale of notes and the sale of membership units.  The offering commenced on January 1, 2016. DLP Income & Growth Fund I, LLC has raised $68,259,599 consisting of the sale of notes and membership units.

The Manager of DLP Lending Fund, LLC is DLP Capital Partners, LLC an affiliate of our sponsor and manager.  The prior performance of DLP Income & Growth Fund I, LLC is set forth in the tables below.

Overview of DLP Preferred Returns Equity Fund LLC

DLP Preferred Returns Equity Fund was organized on January 16, 2018 as a Delaware limited liability company for the primary purpose of providing preferred equity investments in real estate.  DLP Preferred Returns Equity Fund LLC commenced a private placement pursuant to Rule 506(c) of Regulation D. The offering is a $200,000,000 offering consisting of the sale of membership units. The offering commenced on February 8, 2018. DLP Preferred Returns Equity Fund LLC has raised $21,620,339 and has been closed.

The Manager of DLP Preferred Returns Equity Fund LLC is DLP PREF Management LLC an affiliate of our sponsor and manager. The prior performance of DLP Preferred Returns Equity Fund LLC is set forth in the tables below.

Overview of DLP Equity Fund II, LLC

DLP Equity Fund II, LLC was organized on January 10, 2017 as a Delaware limited liability company for the primary purpose of providing preferred equity investments in real estate.  DLP Equity Fund II, LLC commenced a private placement pursuant to Rule 506(c) of Regulation D. The offering is a $40,000,000 offering consisting of the sale of membership units.  The offering commenced on March 7, 2017. DLP Equity Fund II LLC has raised $12,200,000 and has been closed.

The Manager of DLP Equity Fund II LLC is DLP Capital Partners LLC an affiliate of our sponsor and manager. The prior performance of DLP Equity Fund LLC is set forth in the tables below.

TABLE I – Experience in Raising and Investing Funds (on a percentage basis) – Includes information for the past 3 years.

	Program A	Program B	Program C	Program D	Program E
	DLP Lending Fund, LLC	DLP Fixed Fund I, LLC	DLP Income & Growth Fund I, LLC	DLP Preferred Returns Equity Fund LLC	DLP Equity Fund II, LLC
Dollar amount offered	$100,000,000	$100,000,000	$100,000,000	$200,000,000	$40,000,000
Dollar amount raised	$95,905,952	$12,164,889	$68,295,599	$21,620,339	$12,200,000
Less offering expenses - Selling commissions and discounts retained by affiliates - Organizational expenses - Other (explain)	0	0	0	0	0
Reserves - Percent available for investment	100%	100%	0%	0%	0%
Acquisition costs: - Prepaid items and fees related to purchase of property - Cash down payment - Acquisition fees - Other (explain)	0	0	0	0	0
Total acquisition cost	0	0	0	0	0
Percent leverage (mortgage financing divided by total acquisition cost)	0%	0%	0%	0%	0%
Date offering began	10/22/2014	7/1/2015	1/1/2016	6/1/2018	3/7/2017
Length of offering (in months)	Evergreen	Evergreen	Evergreen	18	13
Months to Invest 90% of amount available for investment (measured from beginning of offering)	1	1	1	2	2
2019 Assets	$125,571.8	$12,165,639	$107,227,083	$22,835,089	$14,381,542
2019 Liabilities	$38,095,891	$4,465,986	$57,162,768	$1,214,750	$1,653,759
2019 Capital	$87,475,909	$7,699,653	$50,064,315	$21,620,339	$12,727,783

TABLE II – Compensation to Sponsor – Includes information for the past 3 years.

Type of Compensation	Program A	Program B	Program C	Program D	Program E
Date offering commenced	N/A	N/A	N/A	12/31/2019	3/31/2018
Dollar amount raised	$95,905,952	$12,164,889	$68,259,599	$21,620,339	$12,200,000
Amount paid to sponsor from proceeds of offering - Underwriting Fees - Acquisition Fees ∙ Real estate commissions ∙ Advisory fees ∙ Other (identify and quantify) - Other	0	0	0	0	0
Dollar amount of cash generated from operations before deducting payments to sponsor	$21,612,436	$3,526,411	$14,836,568	$1,031,406	$8,194,745
Amount paid to sponsor from operations - Property management fees - Partnership management fees - Reimbursements - Leasing commissions - Other (identify and quantify)	$1,601,439	$274,196	$1,425,919	$140,820	$393,311
Dollar amount of property sales and refinancing before deducting payments to sponsor - Cash - Notes	0	0	0	0	33,422,592
Amount paid to sponsor from property sales and refinancing - Real estate commissions - Incentive fees - Other (identify and quantify)	0	0	0	0	749,933

TABLE III – Operating Results of Prior Programs – Includes information for the past 3 years.

Type of Compensation	Program A			Program B
YEAR	2017	2018	2019	2017	2018	2019
Gross Revenues	$4,237,917	$6,887,584	$12,486,935	$966,697	$1,124,745	$1,434,969
Profit on sale of properties	0	0	0	0	0	0
Less: - Operating Expenses - Interest expense - Depreciation	$1,281,488	$2,350,882	$3,112,454	$501,851	$510,321	$584,635
Net Income – GAAP Basis	$2,873,228	$4,536,702	$9,374,481	$464,846	$614,424	$850,334
Taxable Income - From operations - From gain on sale	$2,956,429	$4,536,702	$9,374,481	$464,846	$614,424	$850,334
Cash generated from operations	$2,725,264	$4,087,583	$8,243,230	$458,661	$511,960	$847,360
Distributions Paid	$2,873,228	$4,536,702	$7,894,790	$464,826	$614,2424	$850,334
Distributions per $1,000 Invested	$137.10	$127.60	$124.10	$124.30	$122.80	$124.30

Type of Compensation	Program C			Program D
YEAR	2017	2018	2019	2017	2018	2019
Gross Revenues	$1,575,837	$3,725,605	$9,535,126	0	$80,576	$950,830
Profit on sale of properties	0	0	0	0	0	0
Less: - Operating Expenses - Interest expense - Depreciation	$347,059	$1,318,480	$4,557,777	0	$38,394	$356,037
Net Income – GAAP Basis	$1,228,778	$2,407,125	$4,977,349	0	$42,182	$594,793
Taxable Income - From operations - From gain on sale	$1,261,548	$2,407,125	$4,977,349	0	$42,182	$594,793
Cash generated from operations	$1,229,540	$1,920,525	$5,594,941	0	$42,182	$594,793
Distributions Paid	$1,228,778	$2,407,125	$4,997,349	0	$42,102	$594,793

Distributions per $1,000 Invested	$133.10	$135.60	$122.30		$75.20	$80.30

Type of Compensation	Program E
YEAR	2017	2018	2019
Gross Revenues	$51,445	$127,275	$2,495,629
Profit on sale of properties	0	$356,980	$2,411,710
Less: - Operating Expenses - Interest expense - Depreciation	$180,731	$344,416	$282,684
Net Income – GAAP Basis	$(129,286)	$139,839	$2,212,945
Taxable Income - From operations - From gain on sale	$(200,017)	$(1,656,517)	$2,028,085
Cash generated from operations	$(74,145)	$(111,189)	$2,212,945
Distributions Paid	$112,725	$921,657	$2,762,950
Distributions per $1,000 Invested	$70.00	$84.80	$210.80

MANAGEMENT

The Manager of the Company is DLP PNF Manager LLC, a Delaware limited liability company. The principals of the Manager are Donald Wenner, Robert Peterson and Barry W. DeGroot. The Company does not have any employees at this time, and it is not anticipated they will have employees in the future.

Name	Position	Age	Term of Office

Donald Wenner	CEO	34	N/A

Robert Peterson	CFO	60	N/A

Richard Delgado	Managing Director	50	N/A

Barry W. DeGroot	Chief Legal Counsel	54	N/A

Donald Wenner is the CEO & Founder of DLP Real Estate Capital, a family of companies that includes: DLP Capital Partners, Direct Lending Partners, DLP Realty, DLP Real Estate Management, DLP Interactive Media, and Alliance Property Transfer. Mr. Wenner is experienced in all facets of housing as well as his ability to scale companies through utilization of the DLP Elite Acceleration  System, for which DLP Real Estate Capital has been ranked in the Inc. 5000 fastest growing companies in the US for 7 consecutive years.  Since DLP Real Estate Capital’s founding in 2007, Mr. Wenner and DLP Real Estate Capital and its Affiliates have closed more than 10,000 real estate transactions totaling more than $1.2 billion. Mr. Wenner is ranked by The Wall Street Journal as one of the Top 15 Real Estate professionals in the country, including #1 in all of PA and NJ for the past 5 years in a row. With over $600 million in assets under management, DLP Real Estate Capital and its Affiliates’ portfolio includes more than 9,000 apartments and homes located primarily throughout the southeast and northeast areas of the country, as well as a portfolio of real estate loans originated to active real estate investors. Mr. Wenner studied Finance and Marketing at Drexel University.

Robert Peterson is the Chief Financial Officer (CFO) of DLP Real Estate Capital and an equity holder  in the company. Mr. Peterson has 40 years’ experience in the commercial, retail and multi-family residential real estate industry as an accounting and finance professional with extensive asset management experience. Mr. Peterson joined the DLP family of companies in 2015. Previously, from 1978 to 1987 Mr. Peterson served as the Vice President of Finance and Information Technologies at the Buckeye Companies, the largest full-service commercial office building owner, contractor, property management, brokerage and automobile parking group of companies in Beverly Hills, California. He was the Treasurer and Chief Financial Officer for Malibu Bay Company from 1989 to 1999, the largest commercial landowner and retail developer in Malibu at the time, where he also served as the Director of Leasing. Mr. Peterson also spent 28 years as the General Manager and Chief Financial Officer of Konheim Enterprises and City National-Buckeye Building Company from 1987 to 2015. Mr. Peterson studied Accounting and Computer Sciences at UCLA and has a Bachelor of Science degree in Accounting from Western Governors University.

Richard Delgado is DLP's first ever Managing Director. He served for 5 years as Senior Vice President, Portfolio Investments and Structured Finance with Nationstar Mortgage (dba Mr. Cooper), the 3rd largest mortgage servicer with more than $600 billion in servicing under management, where he was accountable for the financing and securitization of assets and raising and managing the firm’s corporate debt, and transactional work, as well as for the acquisition and sale of assets and corporate development. Earlier, Richard was employed for nearly 19 years at the Ocwen Financial Corporation family of companies. With two other executives, Richard launched Home Loan Servicing Solutions, Ltd.  (HLLS), an Ocwen affiliate that operated as a separate publicly-traded company. Together, they raised $1.2B of equity in the IPO and follow-on offerings, and purchased the mortgage servicing rights from Ocwen that resulted in Ocwen becoming a capital-light operator while HLSS managed the capital-intensive assets. Richard’s work was instrumental in growing the firm’s market cap to $1.6B. Richard completed his Bachelor of Business Administration in Accounting from Iona College.

Barry W. DeGroot serves as Chief Legal Counsel for the DLP family of companies. Mr. DeGroot has over 32 years’ experience in multiple areas of real estate including acquisitions, development, finance, sales and brokerage. Mr. DeGroot joined the DLP family of companies in 2014. Prior to joining DLP, Mr. DeGroot was engaged in the private practice of law with a focus on real estate and corporate matters and served as corporate counsel for a large real estate brokerage franchise with offices in Pennsylvania and New Jersey. Mr. DeGroot’s focus within the DLP companies includes, but is not limited to corporate matters, licensing, regulation and compliance; legal due diligence and financial transactions. Mr. DeGroot received his B.A. degree from Pennsylvania State University and his J.D. Degree from The Dickinson School of Law of the Pennsylvania State University.

Messrs. Wenner, Peterson, Delgado and DeGroot certify that none of them individually, or as a principal of a business entity have filed for bankruptcy, none have been charged or convicted of a felony or misdemeanor, other than a minor traffic violation, in any criminal proceeding and the Company is unaware of any disqualifying events as set forth in Section 230.262 that would limit the principals or the Company from utilizing Regulation A.

Employees

The key principal of DLP PNF Manager LLC is Donald Wenner. The Manager has no direct employees.

Company Expenses

The Company will be responsible for all of its operating expenses including, without limitation, (i) all costs and expenses incurred in connection with identifying, evaluating, structuring, negotiating, developing, closing and servicing investments consummated by the Company (including, without limitation, any due diligence, travel, legal and accounting expenses, deposits, commitment fees, other related fees and out-of-pocket costs related thereto); (ii) taxes of the Company; (iii) all costs and expenses associated with obtaining and maintaining insurance for the Company and its assets, if any; (iv) all costs related to litigation (including threatened litigation) involving the Company, and indemnification expenses; (v) expenses and fees associated with third party auditors, accountants, attorneys and tax advisors and other professionals with respect to the Company and its activities; (vi) fees incurred in connection with the maintenance of bank or custodian accounts; (vii) brokerage points and commissions, referral fees, finder fees, and other investment costs incurred by or on behalf of the Company and paid to Affiliates and third parties; (viii) all expenses incurred in connection with the registration of the Company’s securities under applicable securities laws or regulations; (ix) all expenses associated with the borrowing of funds and procurement of lines of credit; (x) all expenses of liquidating the Company or its investments; and (xi) other general ordinary Company administration and overhead expenses. All such expenses may be direct, indirect and/or allocated.

The Manager will be responsible for costs of its own personnel (including compensation and benefits), office space and general overhead expenses incurred in performing duties to the Company.

Management Fees

The Company does not have any employees, officers, or directors. The Manager is responsible for managing the Company. The Manager will receive compensation for its services to the Company, in the form of a base management fee and a management incentive fee, described below.

The Manager will charge an annual Management Fee of one percent (1%) of the total Assets Under Management (“AUM”) based upon the then Stated Value of the Assets. The Management Fee shall be calculated, prorated, and paid at the end of each calendar month.

It is the intention of the Company that the Manager will also manage the administration and investor relations functions, the cost of which shall be a Company Expense.  The Company will pay the Manager a fee of .5% of the Company’s AUM based upon the then Stated Value of the Company’s Assets. Loan servicing shall be administered internally by the Manager, or an Affiliate of the Manager at usual and customary market rates. The Manager may, in its sole discretion, retain the services of an outside third-party administrator.

Donald Wenner, Robert Peterson and Barry W. DeGroot may also receive distributions from the Company in their capacities as equity owners DLP Capital Partners LLC, sole member of the Manager.

Investment by the Principals

DLP PNF Manager LLC is wholly owned by DLP Capital Partners LLC, a Delaware limited liability company in which Donald Wenner, Robert Peterson and Barry W. DeGroot are the Managing Member and Members respectively. The Manager will invest in the Company, directly or indirectly through its Affiliates or members, an amount no less than five percent (5%) of the aggregate amount of Notes issued to Note Holders. The investment will be made as an equity capital contribution as a member of the Company (the “Capital Commitment”) and will be subordinate to the Notes issued to the Note Holders of the Company.

Fiduciary Duties of the Manager

Duties owed to the Company by the Manager are prescribed by law and the Operating Agreement (“Operating Agreement”). The Act provides that Delaware limited liability companies may, in their Operating Agreements, limit or eliminate any and all liabilities for breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

The Operating Agreement provides that the Manager will not be liable to the Company for losses resulting from errors in judgment or other acts or omissions unless the Manager acted fraudulently or in bad faith. Notwithstanding the foregoing, the Operating Agreement provides that neither the Manager nor any owner, director, officer, employee, or agent of the Manager shall be indemnified for any loss or damage incurred by them in connection with any judgment entered in or settlement of any lawsuit involving allegations that federal or state securities laws were violated by the Manager or by any such person in connection with the offer or sale of Notes unless: (a) where the lawsuit is not settled, the person seeking indemnification successfully defends that lawsuit; and (b) indemnification is specifically approved by a court of law.

It is the position of the U.S. Securities and Exchange Commission that indemnification for liabilities arising from, or out of, a violation of federal securities law is void as contrary to public policy.  However, indemnification will be available for settlements and related expenses of lawsuits alleging securities law violations if a court approves the settlement and indemnification, and also for expenses incurred in successfully defending such lawsuits if a court approves such indemnification.

The Operating Agreement provides that the Manager is not required to manage the Company as its sole and exclusive function. The Manager does have other business interests and will engage in activities other than those relating to the Company. The pursuit of such ventures by the Manager and/or Affiliates, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a violation of any fiduciary duties by the Manager.

By subscribing to and holding Notes, each Note Holder will automatically agree to be bound by the provisions in our Operating Agreement, as may be amended from time to time. The failure of a member to sign our Operating Agreement does not render our Operating Agreement unenforceable against that person.

Indemnification and Exculpation

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s shareholders and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s shareholder and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its owners, directors, officers, employees and agents, will not be liable to the Company. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its owners, directors, officers, employees and agents, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of our Company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been the Manager or one of our Manager’s directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table presents information regarding the beneficial ownership of the Manager of the Company  as of September 3, 2020, by:

●	our Manager;
●	each of our Manager’s Principals; and
●	each equity owner known by us to beneficially hold 10% or more of the Company’s equity interests; and all of our Manager’s Principals as a group.

Beneficial ownership is generally determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 605 Palencia Club Drive, Augustine, FL 32095.

Name	Number of Units Beneficially Owned	Percent of Class[1]

Manager:

DLP PNF Manager LLC	2	2%

DLP Capital Partners LLC	98	98%

Managing Directors of Manager:[2]

Donald Wenner	-	-
Robert Peterson	-	-
Barry W. DeGroot	-	-

TOTAL	100	100%

Other holders of 10% or more of the Company’s equity interests:
	0	0%

	0	0%

[1]	Percentages are based on 100 Units outstanding.
[2]	The Membership Interests of DLP Capital Partners LLC is Donald Wenner (85%), Robert Peterson (10%) and Barry W. DeGroot (5%).

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than the Manager’s relationship to the Company as Manager, the Company has not engaged in, nor currently proposes to engage in, any transaction in which any of the Manager, any affiliates of the Manager, any other person holding more than a 10% interest in the Company, or any immediate family member of such persons, had or is to have a direct or indirect material interest.

CONFLICTS OF INTEREST

The Company is subject to various conflicts of interest arising out of its relationship with the Manager. None of the agreements and arrangements between the Company and the Manager, including those relating to compensation, resulted from arm’s length negotiations. In addition, no assurances can be made that other conflicts of interest will not arise in the future. These conflicts of interest include, but are not limited to, the Receipt of Management Fee, Company Administration Fee and Loan Servicing Fees by the Manager. See Risk Factors-Conflict of Interest.

The Manager will be paid the Management Fee, as a percentage of AUM, which is based on the Stated Value of the Company Assets (as determined by the Manager). Such Management Fee is intended to compensate the Manager for its services and was not negotiated on an arm’s length basis. Since absent the existence of a Management Fee, Members might receive a higher rate of return, the interests of the Manager and the Investors are adverse in this respect. See Risk Factors-Conflict of Interest.

Receipt of Other Asset Level Fees by the Manager and its Affiliates

The Manager and/or Affiliates may charge reasonable, market-based loan origination, extension, processing, underwriting, loan servicing, fund administration, accounting, legal, appraisal and inspection fees in connection with services provided in connection with the business of the Company. Direct Lending Partners LLC may receive fees in connection with the origination of mortgage loans. DLP Real Estate LLC may receive compensation in the form of commissions, acquisitions and disposition fees paid through the closing of the purchase or sale of a Company Asset. DLP Construction Management LLC may receive compensation from the construction and project management services it provides to the Company’s borrowers or the Company directly for properties it acquires. Alliance Servicing LLC may receive fees for servicing loans and assets, Alliance Property Transfer LLC may receive compensation for title and escrow related services it provides to the Company’ and/or the Company directly. All fees and compensation paid to Affiliates shall be market-based and commercially reasonable at all times.

Competition by the Company with Other Affiliated Companies

The Manager and its members may engage for their own accounts or for the accounts of others in other business ventures, including other public or private limited partnerships or limited liability companies. Neither the Company nor any holder of a Unit issued by the Company is entitled to an interest therein. The Manager’s members invest in real estate or other activities similar to those of the Company for their own accounts and expect to continue to do so. The Company’s investment objectives and underwriting criteria may differ substantially from those of additional real estate investment programs sponsored by the Manager.

The Manager and its members may be members or managers of other entities which have investment objectives that have some similarities to the Company, which may cause the Manager’s members to pursue investments that are competitive with those of the Company. However, the decision as to the suitability of the investment by the Company will be determined by the Manager in its sole discretion and will be based upon a review of the Company’s investment portfolio and upon factors including but not limited to such as property location, investment size, net income, the effect of the investment on diversification of the Company’s portfolio, and the amount of Company capital then available for investment.

Sale or Participation of Loans

The Company will purchase, sell and/or participate loans to Affiliates of the Manager and to third parties with whom the Manager, or Affiliates of the Manager have a business relationship.

Equity Investments

The Company will, either directly or indirectly, make equity investments, preferred and/or common, in assets, companies and funds which will include Affiliates.

Other Investments

Personnel of the Manager and its respective Affiliates involved in managing and executing responsibilities of the Manager may have investments in other companies, funds or accounts and real estate interests sponsored by or affiliated with the Manager as well as investments in non-affiliates. The performance of and financial returns on such other investments may be at odds with those of the Company.

Lack of Independent Legal Representation

The Manager and Company are not represented by separate counsel. The attorneys and other experts who have prepared the documents for this Offering also perform other services for the Manager. This representation will continue.

Manager as Member

The Manager is a Member of the Company and from time to time may invest additional amounts in the Company. Any further investment by the Manager will be made according to the then prevailing Unit Price and otherwise be in such form and in such amount as determined by the Manager in its sole discretion, without notice or approval of the other Members. The Manager may also determine to have the Company accept its investment while rejecting the investments of others (though it does not intend to do so). As additional Units are issued, the increase in Units may reduce the amounts the Company has available to make distributions to other Investors, as distributions will need to be distributed amongst more Units. In addition, the Manager will be eligible to have the same rights to request the Company to redeem its Units as any other Member. Any such Redemption may reduce the amount of funds available for the redemption or repayment of other Investors’ interests.

Furthermore, the interests of the Manager in its capacity as a Member may be adverse to the interests of other Members.

Indemnification

Pursuant to the Operating Agreement, the Company will indemnify its Manager and any of its Affiliates, agents, or attorneys from any action, claim, or liability arising from any act or omission made in good faith and in the performance of its duties under the Operating Agreement. If the Company becomes obligated to make such payments, such indemnification costs would be paid from funds that would otherwise be available to distribute to Investors or invest in further Company Assets. To the extent these indemnification provisions protect the Manager and its Affiliates, agents, or attorneys at the cost of the Investors in the Company, a conflict of interest may exist.

Other Services or Potential Compensation

The Company may engage Affiliates of the Manager to perform services for and on behalf of the Company and the Company may, in connection with such services, pay to such Affiliates brokerage commissions and fees, property management fees, and other compensation as described in this Offering. Affiliates of the Company may receive commissions or fees from unrelated third parties with whom the Company is purchasing or selling a real property asset or engaging in another transaction and, that in such event, such Affiliate may have a potentially conflicting division of loyalties and responsibilities regarding the Company and the other parties to the transaction.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The tax considerations relating to the purchase, ownership and disposition of the Notes are significant and complex. It is impossible for any Offering Circular such as this to address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under US Federal income tax laws.

Therefore, all prospective investors are urged to consult their individual tax advisors with respect to the tax ramifications of any investment in, or holding of, any security of the company.

Under current law, the Company, which intends to be treated as a partnership for U.S. tax purposes, will be required to file a tax return with the IRS. If the tax returns of the Company are audited by the IRS, the tax treatment of the Company’s income and deductions generally is determined at the Company level and U.S. tax deficiencies arising from the audit, if any, are paid by the Members that were partners for U.S. tax purposes in the year subject to the audit.

The Bipartisan Budget Act of 2015 (“BBA”), changed many of the rules relating to the Tax Matters Member or Partnership Representative and their representation of the entity (in this case the Company) with respect to all tax matters.  Specifically, under the general rule imposed under new legislation, an audit adjustment of the Company’s tax return filed or required to be filed for any tax year beginning during or after 2018 (a “Filing Year”) could result in a tax liability (including interest and penalties) imposed on the Company for the year during which the adjustment is determined (the “Adjustment Year”).  The tax liability generally is determined by using the highest tax rates under the Code applicable to U.S. taxpayers, in which case any Adjustment Year partners of the Company would bear the audit tax liability at significantly higher rates (including interest and penalties) arising from audit adjustments and in amounts that are unrelated to their Filing Year economic interests in the Company partnership items that were adjusted.

To mitigate the potential adverse consequences of the general rule, the Company may be able to elect to pass through such audit adjustments for any year to the Members who were partners in the Company for the Filing Year (instead of those who are partners/members in the Adjustment Year), in which case those partners generally would be responsible for the payment of any tax deficiency, determined after including their shares of the adjustments on their tax returns for the Adjustment Year. The ramifications of the BBA changes to the audit procedures and rules could be significant, and prospective investors are strongly encouraged to consult with competent and experienced tax advisors and counsel with respect to the BBA changes, before making an investment in the Company.

AS REQUIRED BY U.S. TREASURY REGULATIONS GOVERNING TAX PRACTICE, YOU ARE HEREBY ADVISED THAT ANY WRITTEN TAX ADVICE CONTAINED HEREIN WAS NOT WRITTEN OR INTENDED TO BE USED (AND CANNOT BE USED) BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF THE UNITED STATES; THE ADVICE WAS PREPARED TO SUPPORT THE PROMOTION OR MARKETING OF TRANSACTIONS OR MATTERS ADDRESSED BY THE WRITTEN ADVICE; AND PROSPECTIVE INVESTORS REVIEWING THIS DISCUSSION SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, AND LOCAL INCOME TAX CONSEQUENCES IN THEIR PARTICULAR SITUATIONS OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF INTERESTS, AS WELL AS ANY CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer's interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain "Disqualifying Events" described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company's Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

ERISA CONSIDERATIONS

In considering the acquisition of Units to be held as a portion of the assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA (“a Benefit Plan” or “Plan”), a Plan fiduciary, taking into account the facts and circumstances of such trust, should consider, among other things: (a) the effect of the “Plan Asset Regulations” (Labor Regulation Section 2510.3-101) including potential “prohibited transactions” under the Code and ERISA; (b) whether the investment satisfies the “exclusive purpose,” “prudence,” and “diversification” requirements of Sections 404(a)(l)(A),(B) and (C) of ERISA; (c) whether the investment is a permissible investment under the documents and instruments governing the plan as provided in Section 404 (a)(l)(D) of ERISA; (d) the Plan may not be able to distribute Units to participants or beneficiaries in pay status because the Manager may withhold its consent; and (e) the fact that no market will exist in which the fiduciary can sell or otherwise dispose of the Units and the Company has no history of operations. The prudence of a particular investment must be determined by the responsible fiduciary with respect to each employee benefit plan, taking into account the facts and circumstances of the investment.

Any Investor that invests funds belonging to a qualified retirement plan or IRA should carefully review the tax risks provisions of this Offering Circular as well as consult with their own tax advisors. The contents hereof are not to be construed as tax, legal, or investment advice.  PROSPECTIVE BENEFIT PLAN INVESTORS ARE URGED TO CONSULT THEIR ERISA ADVISORS WITH RESPECT TO ERISA AND RELATED TAX MATTERS, AS WELL AS OTHER MATTERS AFFECTING THE BENEFIT PLAN’S INVESTMENT IN THE COMPANY. MOREOVER, MANY OF THE TAX ASPECTS OF THE OFFERING DISCUSSED HEREIN ARE APPLICABLE TO BENEFIT PLAN INVESTORS WHICH SHOULD ALSO BE DISCUSSED WITH QUALIFIED TAX COUNSEL BEFORE INVESTING IN THE COMPANY.

HOW TO SUBSCRIBE

How to Become and Investor

In order to invest, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement in the form attached to this Offering Circular as Appendix A, and wire funds for its subscription amount in accordance with the instructions provided therein. Settlement may occur up to 45 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a Note Holder of our Company, including for tax purposes, and the Notes will be issued, as provided in the subscription agreement.  We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of our initial offering statement, we became subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports on Form 1-K, semi-annual reports on Form 1-SA, current reports on Form 1-U, special reports on Form 1-K and Form 1-SA and 30 days after the completion or termination of the offering the Company will file an exit report on Form 1-Z. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC- 0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, or telephoning us at:

DLP Positive Note Fund, LLC
605 Palencia Club Drive
St. Augustine, FL 32095
(800) 350-8061

INDEX TO FINANCIAL STATEMENTS

DLP POSITIVE NOTE FUND, LLC

Independent Auditor’s Report	F-1

Balance Sheets	F-2

Statements of Income and Retained Earnings	F-3

Notes to Financial Statements	F-4

DLP POSITIVE NOTE FUND LLC

AUDIT REPORT

FOR THE PERIOD FROM JANUARY 16, 2020 (INCEPTION) TO MARCH 31, 2020

INDEPENDENT AUDITORS' REPORT

The Members of
DLP POSITIVE NOTE FUND LLC
Augustine, Florida

Report on the Financial Statements

We have audited the accompanying financial statements of DLP POSITIVE NOTE FUND LLC which comprise the balance sheet as of March 31, 2020, and the related statements of income and retained earnings, for the period January 16, 2020 (inception) to March 31, 2020, and the related notes to the financial statements. As of the date of these financial statements, the company has yet to commence operations.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of the significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DLP POSITIVE NOTE FUND LLC as of March 31, 2020, and the results of its operations for the period January 16, 2020 (inception) to March 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

ALBERTJOHN DEPALANTINO & COMPANY PC
CERTIFIED PUBLIC ACCOUNTANTS

April 20, 2020

Independent Auditors' Report	F-1

DLP POSITIVE NOTE FUND LLC
Balance Sheet

March 31,	2020
ASSETS

Current assets
Cash	$0
Trade receivable	0
Total current assets	0
Property and equipment	0
TOTAL ASSETS	$0

LIABILITIES AND MEMBER'S EQUITY

Current liabilities
Accounts payable, trade	$0

Total current liabilities	0

Total liabilities	0

Member's equity
Retained earnings	0

Total member's equity	0

TOTAL LIABILITIES AND MEMBER'S EQUITY	$0

F-2	See accompanying notes and independent auditor's report

DLP POSITIVE NOTE FUND LLC
Statement of Income and Retained Earnings

For the period January 16, 2020 (Inception) to March 31, 2020	AMOUNT
Net sales	$0

Cost of sales	0

Gross profit	0

Expenses
Selling expenses	0
General and administrative expenses	0

Total expenses	0

Income before other income (expenses)	0

Other income (expenses)	0

Net Income	0

Retained earnings, beginning	0

Retained earnings, ending	$0

F-3	See accompanying notes and independent auditor's report

DLP POSITIVE NOTE FUND LLC
Notes to Financial Statements

1
NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of DLP Positive Note Fund LLC is presented to assist in the understanding of the Company’s financial statements. The financial statements are prepared on the accrual basis of accounting and conform to the accounting principles generally accepted in the Unites States of America.

Nature of Operations

DLP Positive Note Fund LLC, (the “Company”), an affiliate of DLP Capital Partners LLC (the “Manager”) was organized on January 16, 2020, as a Delaware limited liability company, with a principal office located in St. Augustine, FL. The Company will endeavor to produce attractive risk adjusted returns by investing in a range of real estate backed opportunities. The Company was formed to primarily invest in secured real estate loans with both affiliates and non-affiliates and real estate projects with both affiliates and non-affiliates including but not limited to investments into affiliates’ other funds as well as non-affiliate real estate funds, preferred and/or common equity investments and partnerships, the acquisition and disposition of non-performing notes as well as other real estate backed investment funds. The Company’s direct investments in real estate assets will include, without limitation, acquiring land for the construction of residential housing and the acquisition of income producing assets that the Company believes are fundamentally sound and present attractive income and/or growth opportunities.

As of March 31, 2020, the company has not commenced operations.

Income Taxes

The Company is treated as a partnership for income tax purposes and as such, each member is taxed separately on their distributive share of the Company’s income whether or not that income is actually distributed.

Subsequent Events

The Company adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) 855, Subsequent Events, which established new accounting and disclosure requirements for subsequent events. Management has evaluated subsequent events through April 20, 2020, the date on which the financial statements were available to be issued.

F-4	See accountants' audit report

GLOSSARY OF DEFINED TERMS

The following terms shall have the meaning ascribed to them below when used elsewhere in this Offering Circular with the initial letter capitalized. Other capitalized terms found throughout this Offering Circular and not defined below or in the body of the Offering Circular shall have the meaning ascribed to them in the Operating Agreement:

“Affiliates” include but is not limited to DLP Real Estate Capital, Inc., DLP Real Estate LLC, DLP Real Estate Management, DLP Construction Management LLC, DLP Capital Partners, LLC, Direct Lending Partners LLC, Alliance Servicing LLC and Alliance Property Transfer, LLC, as well as other companies or funds including DLP Lending Fund, LLC, DLP Income & Growth Fund I, LLC and DLP Preferred Returns Equity Fund LLC. Affiliates also include any existing or any such future entities and funds in which Don Wenner is either directly or indirectly a controlling principal.

“AUM” means total Company Assets under management. AUM shall be determined by the Manager based on consistently applied methodology which may be updated, modified. or improved in its sole discretion.

“Capital” shall mean the all capital invested by Members.

“Cash-Out Notice” shall mean that 60-day notice required to be given to the Manager from any Note Holder prior to (or after) a Note’s Maturity Date of the Note Holder’s desire to be cashed out of such Note.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the property and interests securing a Mortgage Loan, primarily real property.

“Credit Facility” or “Facility” means any secured line of credit, including obligations to Note Holders, warehouse lines, and/or individual loans from any third party lender, secured in first position by one or more of the Company Assets.

“Early Repayment Fee” means a fee up to 5% as determined by the Manager, in its sole discretion, of the original principal balance of the Note, plus an amount equal to the interest rate differential between the original interest stated on the Note and the interest allocable to the shortened holding period, per the original executed Note Schedule, will be charged for any Notes repurchased early. The Manager may or may not approve a request for Redemption, prior to the Maturity Date, in its sole discretion.

“Company Assets” or “Assets” means any and all assets of the Company including Mortgage Loans, real property, contracts or notes receivable, cash, or any other asset or receivable of the Company.

“Company Expenses” means Company organizational costs, CPA and accounting related costs for tax return preparation, financial statement preparation and/or audits, legal fees and costs, filing, licensing or other governmental fees, other third party audits, loan servicing fees, insurance costs (including without limitation general liability insurance, directors and officers insurance, errors and omissions insurance and Fidelity bond), Company administration costs, fees associated with any Credit Facilities; and any other expenses associated with the operation of the Company or management of its Assets. Expenses may include expenses for services provided by Affiliates and costs and expenses may be apportioned and/or reimbursed to or from Affiliates.

“Intercreditor Agreement” means the Intercreditor Security Agreement signed by each Note Holder, the Manager on behalf of the Company, and the Manager as Note Holder Representative.

“Investor” means the purchaser of Notes pursuant to this Offering (“Note Holder”).

“IRS” means the United States Internal Revenue Service.

“Leverage” means any note obligations of the Company on credit facilities; participation agreements; or Company note offerings.

“Loan Loss Reserves” shall mean an amount equivalent to one-twelfth (1/12) of one quarter percent (.25%) of the outstanding Unpaid Principal Balance of all loans as of the last date of each month which may be reserved by the Manager in Manager’s discretion.

“LTC” means the ratio of the loan amount (or unpaid principal balance) of any Mortgage Loan to the total acquisition costs at the time of acquisition of the property that secured the Mortgage Loan, including, without limitation, closing costs, title, recording and conveyancing fees, transfer taxes or documentary stamp taxes, pro-rata adjustments, lenders fees and origination charges.

“LTV” means the ratio of the loan amount (or unpaid principal balance) of any Mortgage Loan to the real property Collateral that secures that Mortgage Loan.

“Management Fee” means that 1% of AUM as an annual fee (payable as 0.0833% of AUM monthly) based on the then Stated Value to be paid by the Company to the Manager. The Management Fee will be deemed earned daily and paid to the Manager on the last day of each calendar month, based upon the AUM as of the payment date as calculated by the Manager in its sole discretion. The Management Fee shall be paid by the Company prior to making any interest payments to Note Holders.

“Manager” means DLP PNF Manager LLC, a Delaware limited liability company.

“Maturity Date” means the date upon which a Note is due and payable in full as stated in the Note.

“Money Market Account” means one or more accounts in which the Company’s available cash will be placed. Each Money Market Account will consist of investments that are immediately liquid, and that, in the Manager’s judgment, are sufficiently safe while producing a yield, if any, on the Company’s cash.

“Mortgage Loans” means the loans originated or acquired by the Company (either in whole or in participation interests) from or through the Manager and which are secured by real estate.

“Note” or “Notes” mean a Note, or the Notes issued from the Company to a Note Holder, to be executed by the Manager.

“Note Holder” means any purchaser of Note(s) pursuant to this Offering.

“Note Rate” means the total interest rate payable under a Note.

“Note Schedule” means the matrix summary of Note rates and terms offered to Investors as may be modified by the Manager. no more than once annually in response to market conditions and in an effort to remain competitive.

“Offering” shall mean the issuance of Notes in the Company pursuant to the terms of the Offering Circular, the Operating Agreement, the Intercreditor Agreement, the Subscription Booklets, and other related documents.

“Open Redemption Option” shall mean an option for a Note Holder to demand repayment of its Note at any time following the initial ninety (90) period from the date of investment by providing the Manager with ninety (90) days advance written notice.

“Operating Agreement” means the Operating Agreement of the Company, to be executed by the Manager as well as each Member of the Company.

“Pari Passu” means proportionally, at an equal pace with, and without preference over other Investors of the same status.

“Participation” shall mean an investment by the Company in which it owns some undivided percentage interest in a Mortgage Loan.

“Repayment” means the Company’s paying of cash to a Note Holder to satisfy the Note Holder’s outstanding Note. The Manager shall have the right, at all time to repay a note prior to its Maturity Date.

“Reinvest,” “Reinvestment,” or “Reinvestment Option” each refer to a Note Holder’s election to add to its Note balance in lieu of receiving its interest payment in cash.

“SEC” means the United States Securities and Exchange Commission.

“Security” means the collateral securing the Notes.

“Stated Value” shall mean the figure used by the Company as the value for each Asset it owns to assist in determining the AUM. The Stated Value of each individual Company Asset shall be determined on the last day of each calendar quarter by the Manager in its sole discretion. The Manager, however, shall establish and follow a methodology for determining the Stated Value and may modify, alter, or improve the methodology from time to time in its sole discretion.

“Subscription Booklets” shall mean that package of documents provided to Investors for the purposes of evaluating the Offering and purchasing Notes in the Company. The Note Holder Subscription Booklet shall include this Offering Circular, the Operating Agreement, the Intercreditor Agreement, a sample Note, the Note Subscription Agreement, and the Investor Suitability Statement.

PART III - EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation of DLP Positive Note Fund LLC
2.2***	Operating Agreement of DLP Positive Note Fund LLC
4.1***	Form of Subscription Package
4.2*	Intercreditor Agreement
4.3**	Form of Note(s)
11.1**	Consent of Levine Garfinkel & Eckersley (included in Exhibit 12.1)
11.2**	Consent of Depalantino & Associates, CPA
12.1**	Form of Opinion of Counsel as to the legality of the securities being registered

*Previously filed on March 18, 2020.

**Previously filed on May 22, 2020.

***Previously filed on August 26, 2020.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, duly authorized, in St. Johns County, State of Florida, on the 3rd day of September, 2020.

DLP POSITIVE NOTE FUND LLC

By:	DLP PNF Manager LLC, Manager
By:	DLP Capital Partners LLC, Sole Member
By:	DLP Real Estate Capital, Inc., Manager

By:	/s/ Donald Wenner
Name:	Donald Wenner
Title:	President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

DLP PNF MANAGER LLC

By:	DLP Capital Partners, LLC, Sole Member
By:	DLP Real Estate Capital, Inc., Manager

By:	/s/ Donald Wenner
Name:	Donald Wenner
Title:	President

NOTE SCHEDULE

Effective: September 3, 2020

	Open Redemption	3 Year	5 Year
$50,000- $249,900	6.0%	6.5%	7.0%
$250,000-$499,900	6.5%	7.0%	7.5%
$500,000-$999,900	7.0%	7.5%	8%
$1,000,000-$4,999,000	7.5%	8.0%	8.5%
$5,000,000+	8.0%	9%	10.0%